SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
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[ ]	Definitive Additional Materials

OIL-DRI CORPORATION OF AMERICA
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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November 7, 2012

Dear Stockholder:

       The Board of Directors and all of us on the management team cordially invite you to attend the 2012 Annual Meeting of Stockholders on Tuesday, December 11, 2012, at 9:30 a.m., local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604-3802.

       The matters expected to be acted on in the meeting are described in the attached Proxy Statement. We are recommending a slate of eight directors for re-election. Their biographies and qualifications appear in the Proxy Statement. In addition, we ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending July 31, 2013. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for fiscal year 2012. We encourage you to read our Form 10-K. It includes information on our operations, markets, products and services, as well as our audited consolidated financial statements.

       Immediately following adjournment of the Annual Meeting, we will review the results of the past year and look at some of the potential opportunities that lie ahead.

       We look forward to seeing you at the Annual Meeting. Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly submitting your completed proxy by Internet, by telephone or by mailing your proxy card in the enclosed envelope provided for this purpose.

Sincerely,

DANIEL S. JAFFEE President and Chief Executive Officer

Table of Contents
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	ii
GENERAL INFORMATION	1
Commonly Asked Questions and Answers	1
PROPOSALS	6
1. Election of Directors	6
2. Ratification of Appointment of Independent Auditor	11
3. Other Matters	12
CORPORATE GOVERNANCE MATTERS	13
Controlled Company Status	13
Director Independence	13
Executive Sessions of Non-Management Directors	13
Board of Directors Committee Membership and Meetings	14
Compensation Committee Interlocks and Insider Participation	15
Director Nominations	16
Board Leadership Structure and Role in Risk Oversight	17
Communication with the Board of Directors	18
Director Compensation	18
Director Compensation Table	19
Directors’ Option Awards Outstanding Table	19
Corporate Governance Guidelines and Code of Ethics	20
Certain Relationships and Related Party Transactions	20
Report of the Audit Committee of the Board of Directors	21
EXECUTIVE OFFICERS	22
EXECUTIVE COMPENSATION	23
Compensation Discussion and Analysis	23
Tax and Accounting Implications	33
Report of the Compensation Committee of the Board of Directors	34
Summary Compensation Table	35
Change in Pension Value and Nonqualified Deferred Compensation Earnings Table	36
All Other Compensation Table	37
Grants of Plan-Based Awards during Fiscal 2012	39
Outstanding Equity Awards at Fiscal 2012 Year End	40
Option Exercises and Stock Vested for Fiscal 2012	41
Pension Benefits for Fiscal 2012	42
Nonqualified Deferred Compensation for Fiscal 2012	43
Equity Compensation Plans	45
Benefits upon Termination or Change in Control	46
STOCK OWNERSHIP	48
Principal Stockholders	48
Security Ownership of Management	51
Section 16(a) Beneficial Ownership Reporting Compliance	53

i

OIL-DRI CORPORATION OF AMERICA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 11, 2012

To the Stockholders of
Oil-Dri Corporation of America:

       The 2012 Annual Meeting of Stockholders of Oil-Dri Corporation of America, a Delaware corporation, will be held at 9:30 a.m., local time, on Tuesday, December 11, 2012, at The Standard Club, located at 320 South Plymouth Court, Chicago, Illinois 60604-3802.

       The meeting will be held for the following purposes:

       1. To elect eight directors;

       2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending July 31, 2013; and

       3. To transact such other business as may properly come before the meeting and any adjournment thereof.

       Our Board of Directors has determined that only holders of record of outstanding shares of Common Stock and Class B Stock at the close of business on Tuesday, October 16, 2012, are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

       Your vote is very important. Whether or not you intend to be present at the meeting, you are encouraged to vote. Please follow the instructions on the enclosed proxy card for voting by Internet, telephone or mail.

       For further information relating to the meeting, please see the following pages.

By Order of the Board of Directors,

DOUGLAS A. GRAHAM Secretary

Chicago, Illinois
November 7, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 11, 2012: The Company’s 2012 Proxy Statement and its 2012 Annual Report on Form 10-K are available at: http://www.oildri.com/investors/.

ii

OIL-DRI CORPORATION OF AMERICA

410 North Michigan Avenue
Suite 400
Chicago, Illinois 60611-4213
______________

PROXY STATEMENT
______________

GENERAL INFORMATION

       We are mailing you this Proxy Statement and the accompanying proxy for the first time on or about November 7, 2012. Our Board of Directors is soliciting your proxy for use at the 2012 Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on Tuesday, December 11, 2012, at The Standard Club, located at 320 South Plymouth Court, Chicago, Illinois 60604-3802, notice of which accompanies this Proxy Statement, and at any adjournment of the meeting. Whenever we refer in this Proxy Statement to the “2012 Annual Meeting,” we are also referring to any meeting that results from an adjournment of the 2012 Annual Meeting. Except as otherwise indicated herein or as the context otherwise requires, references to the “Company,” “we,” “us” or “our” refer to Oil-Dri Corporation of America.

Commonly Asked Questions and Answers

1. Why am I receiving these materials?

This Proxy Statement is being delivered to all stockholders of record as of the close of business on October 16, 2012 in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2012 Annual Meeting on December 11, 2012. Although our Annual Report on Form 10-K and Proxy Statement are being delivered together, our Form 10-K should not be deemed to be part of this Proxy Statement.

2. Who is entitled to vote at the 2012 Annual Meeting?

Our Board of Directors has established the close of business on Tuesday, October 16, 2012, as the record date for the 2012 Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the 2012 Annual Meeting.

Holders of Common Stock are entitled to one vote per share and holders of Class B Stock are entitled to ten votes per share (on a non-cumulative basis for each director to be elected when voting for the election of directors) and vote together without regard to class (except that any amendment to our Certificate of Incorporation changing the number of authorized shares or adversely affecting the rights of holders of Common Stock or Class B Stock requires the separate approval of the affected class as well as the approval of both classes voting together). Holders of Class B Stock are entitled to convert any and all of their shares into Common Stock on a share-for-share basis at any time. Shares of Class B Stock are also subject to mandatory conversion under certain circumstances. As of the record date, 4,879,226 shares of Common Stock and 2,057,468 shares of Class B Stock were outstanding.

3. What proposals are being voted on at the 2012 Annual Meeting?

Stockholders are being asked to vote upon the following items of business at the 2012 Annual Meeting:

1.	the election of eight directors, each to hold office for a one-year term ending at our 2013 Annual Meeting of Stockholders; and

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending July 31, 2013;

and to transact such other business as may properly come before the 2012 Annual Meeting. Our Board of Directors knows of no other items of business that will be presented for consideration at the 2012 Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received prior to the deadline specified in our Amended and Restated By-Laws, so no such matters may be brought to a vote at the 2012 Annual Meeting.

4. What are the voting recommendations of the Company’s Board of Directors?

Our Board of Directors recommends that you vote your shares as follows:

  “FOR” the election of each of the eight nominees to the Board of Directors; and

  “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending July 31, 2013.

5. How do I cast my vote?

If you are a stockholder of record, you may vote in several different ways:

In person at the 2012 Annual Meeting

You may vote in person at the 2012 Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person.

By mail

You may vote by completing, signing, dating and returning the enclosed proxy card(s) in the postage-paid envelope we have provided.

By telephone

You may vote by calling the telephone number on your proxy card. Please have your proxy card in hand when you call and use any touch-tone phone to transmit your voting instructions. Telephone voting for stockholders of record will be available until 11:59 p.m., Eastern Time, on December 10, 2012.

By Internet

You may vote using the Internet by submitting your voting instructions at www.proxyvote.com. You should have your proxy card available when you go online. If you vote on the Internet, you may also request electronic delivery of future proxy materials. Internet voting for stockholders of record will be available until 11:59 p.m., Eastern Time, on December 10, 2012.

If you are the beneficial owner of shares held in “street name” (through a brokerage account or in another nominee form), you must provide instructions to your bank, broker or other nominee as to how your shares should be voted. Your bank, broker or other nominee will usually provide you with the appropriate voting instruction form at the time you receive this Proxy Statement. The availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on your bank, broker or other nominee. We recommend that you follow the voting instructions on the materials you receive from that entity. To vote in person at the 2012 Annual Meeting, you must obtain a legal proxy from your bank, broker or other nominee and present it to the Inspector of Election with your ballot. Your shares may be voted even if you do not provide voting instructions. Banks, brokers and nominees generally have the authority under New York Stock Exchange (“NYSE”) rules to vote on “routine matters.” The proposal to ratify the appointment of our independent auditor is considered a routine matter, while the election of directors is considered a non-routine matter.

Unless you decide to change your vote, use only one method to send us your vote. If you vote by telephone or by Internet, you do not have to return your proxy card or voting instruction form; however, even if you plan to attend the 2012 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If no contrary instruction is indicated in the proxy, each proxy will be voted “FOR” the election of the eight nominees to our Board of Directors named below, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending July 31, 2013. In their discretion, the named proxy holders are authorized to vote on any other matters that may properly come before the 2012 Annual Meeting.

6. Can I change my vote?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the 2012 Annual Meeting. If you are the stockholder of record, you may do this by:

  voting again on the Internet or by telephone prior to 11:59 p.m., Eastern Time, on December 10, 2012;

  signing another proxy card with a later date and delivering it to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, prior to the 2012 Annual Meeting; or

  attending the 2012 Annual Meeting in person and delivering your proxy or casting a ballot.

If your shares are held in “street name” and you have instructed your bank, broker or other nominee to vote your shares, you may revoke those instructions by following the directions received from your bank, broker or other nominee to change those instructions.

7. What constitutes a quorum at the 2012 Annual Meeting?

A majority of all outstanding shares of Common Stock and Class B Stock entitled to vote at the 2012 Annual Meeting constitutes a quorum, which is the minimum number of shares that must be present or represented by proxy at the 2012 Annual Meeting to transact business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present as long as one routine matter is being voted on at the 2012 Annual Meeting. The proposal to ratify the appointment of our independent auditor is considered a routine matter. Generally, broker non-votes occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Once a share is represented for any purpose at the 2012 Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the 2012 Annual Meeting, unless a new record date is set).

8. How many votes are needed to approve the proposals?

A director may only be elected by a plurality of votes cast. Accordingly, we count proxies and ballots marked for all nominees listed (including executed proxies not marked regarding the election of directors, which will be voted for all listed nominees), or those voting for some but not all nominees that specify votes withheld for one or more designated nominees, to determine the total number of votes cast for each nominee. The eight nominees who receive the largest number of votes will be elected. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the outcome of the election of directors.

An affirmative majority of the votes present at the 2012 Annual Meeting or represented by proxy is necessary for ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending July 31, 2013. Any abstention by those present or represented by proxy has the same legal effect as a vote against this proposal. Because this proposal is considered a routine matter under the rules of the NYSE, banks, brokers and other nominees are able to vote on this matter even if no voting instructions are provided by the beneficial owner. Therefore, broker non-votes will have no effect on the outcome.

9. Who will count the vote?

We have retained Broadridge Financial Solutions, Inc. to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com. Proxies and ballots that identify the votes of individual stockholders are kept confidential from the Company’s management and directors. Only Broadridge, as the proxy tabulator and Inspector of Election, has access to the ballots, proxy cards and voting instruction forms. Broadridge will disclose information taken from the ballots, proxy cards and voting instruction forms only in the event of a proxy contest or as otherwise required by law.

10. Where can I find the voting results of the 2012 Annual Meeting?

We intend to announce preliminary voting results at the 2012 Annual Meeting. Within four business days following the adjournment of the 2012 Annual Meeting, we intend to disclose the final voting results of each proposal being voted on at the 2012 Annual Meeting in a Current Report on Form 8-K.

11. How does a stockholder propose actions for consideration at next year’s annual meeting of stockholders?

For your proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive your written proposal no later than July 10, 2013. Your proposal should be addressed to the Corporate Secretary, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213. In addition, be aware that your proposal must comply with Securities and Exchange Commission (“SEC”) regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials and other applicable laws. Although our Board of Directors will consider all proposals, it has the right to omit any proposals it is not required to include. For you to raise a proposal (including director nominations) at next year’s annual meeting that will not be included in our proxy statement, we must receive written notice of the proposal between July 10, 2013 and August 9, 2013 (assuming the meeting is held not more than 30 days from December 11, 2013). All such proposals should be addressed to the Corporate Secretary, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213. In addition, the proposal must satisfy all of the other requirements set forth in our Amended and Restated By-Laws and all applicable laws.

12. Can I receive future proxy solicitations online?

Yes, you can consent to receiving all future proxy statements, proxy cards and annual reports via e-mail or the Internet. If you choose this option, you will not receive paper copies of these stockholder communications in the mail. To sign up for electronic delivery, follow the instructions on the enclosed proxy card under the heading “ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS” to indicate that you agree to receive or access stockholder communications electronically in future years. If you hold your shares through a bank, broker or other nominee, contact that entity for information as to whether and how you can elect electronic delivery.

13. How is the Company complying with the SEC’s e-proxy rules?

Pursuant to “e-proxy” rules adopted by the SEC, we are providing access to this Proxy Statement and our Annual Report on Form 10-K (collectively, “proxy materials”) by sending you this full set of proxy materials as well as a proxy card and by notifying you of the availability of our proxy materials on the Internet. SEC rules allow companies to avoid sending to their stockholders paper copies of their proxy materials if, instead, they furnish the proxy materials over the Internet and mail to their stockholders a Notice of Internet Availability of Proxy Materials. Companies, however, are not required to use a Notice of Internet Availability of Proxy Materials under e-proxy rules and, in lieu of doing so, may continue to send stockholders a full set of their proxy materials. In connection with the 2012 Annual Meeting, we have elected to continue using the full-set delivery option; however, any stockholder who has previously consented to receive electronic delivery of proxy materials will continue to receive the materials electronically. We plan to continue to monitor cost, stockholder participation and similar considerations as we assess the available options for distribution of our proxy materials in connection with future stockholder meetings.

14. Who may solicit proxies?

Our directors, officers and employees may solicit proxies on behalf of our Board of Directors via mail, telephone, facsimile, e-mail and personal contact. Our directors, officers and employees will receive no additional compensation for soliciting proxies.

15. Who pays for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation, including reimbursing banks, brokers and other nominees for reasonable expenses of sending out proxy materials to beneficial stockholders.

16. Why did I receive more than one package of proxy materials?

This means that you have multiple accounts holding shares of Common Stock or Class B Stock. These may include accounts with our transfer agent, Computershare Investor Services, and accounts with a bank, broker or other nominee. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction form that you receive with each package of proxy materials to ensure that all of your shares are voted.

17. What if I have additional questions not addressed here?

You may call Investor Relations at (312) 321-1515, or e-mail Investor Relations at info@oildri.com.

PROPOSALS

1. Election of Directors

       The Company proposes that the following eight individuals be elected to our Board of Directors. Each nominee currently serves as a director. In connection with the nominations of Richard M. Jaffee, J. Steven Cole and Allan H. Selig, our Board of Directors, as permitted under our Corporate Governance Guidelines, waived our age 75 service limit, as described under “Corporate Governance Matters – Director Nominations” below. If any nominee should be unable or unwilling to serve, which is not now contemplated, the proxy holders may, but will not be bound to, vote for a substitute nominee.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES AS DIRECTORS.

Richard M. Jaffee	Age 76	Director since 1958
Chairman of the Board of the Company

Mr. Jaffee received a degree from the University of Wisconsin School of Business in 1957. He received an honorary Doctor of Humane Letters degree from the Illinois Institute of Technology in 2001. He earned his CPA certificate from the State of Illinois in 1957 and worked briefly for the public accounting firm of Touche Niven, et al. After service as an officer in the United States Army, he joined the Company in 1958, becoming its president in 1960, a position he held until 1995. He served as Chief Executive Officer of the Company from 1962 until 1997. Mr. Jaffee retired as an employee of the Company in 2001. He has served as Chairman of the Board of the Company since 1962. Mr. Jaffee served as director of Harris Financial Corp., a subsidiary of Bank of Montreal, until his retirement from that board in May 2006. Harris Financial Corp. provides banking and related services to the Company on customary terms. He is Chairman of the Board of Trustees of Rush University Medical Center and Chairman of its Executive Committee. He serves on its Audit and Finance Committees and serves ex-officio on all other Rush board committees. He is a life trustee of the Illinois Institute of Technology, the Museum of Science and Industry and the Chicago History Museum. Mr. Jaffee has served on an SEC advisory committee on smaller public companies and on an advisory committee to the Chicago Federal Reserve. Mr. Jaffee is the father of Daniel S. Jaffee, who is a director and our President and Chief Executive Officer and who is also a nominee for director. Mr. Jaffee is also the father-in-law of Thomas F. Cofsky, one of our executive officers.

Mr. Jaffee brings to our Board of Directors more than 50 years of experience with the Company. He therefore has significant knowledge of all aspects of the Company’s business and the sorbent minerals industry. Mr. Jaffee also has had extensive experience in compliance with securities law and regulations. He was Chief Executive Officer of the Company at the time of its initial public offering and until 1997. He has also served on advisory committees to the SEC and the Chicago Federal Reserve. In his current role as Chairman of the Board of Trustees of Rush University Medical Center, he continues to be involved in all aspects of board governance and oversight.

Daniel S. Jaffee	Age 48	Director since 1992
President and Chief Executive Officer of the Company

Mr. Jaffee graduated from Georgetown University in 1986. Mr. Jaffee joined the Company in 1987 after a year with Price Waterhouse. He was a product manager in the Industrial and Agricultural divisions of the Company until 1989. In 1990, he became Chief Financial Officer of the Company, a position he held until 1995. From 1990 to 1995, he also held group vice presidential positions in the areas of Canadian and domestic operations, finance, management, information systems and consumer products. Mr. Jaffee became President of the Company in 1995 and Chief Executive Officer in 1997. He was Chief Operating Officer from 1995 to 1997. Mr. Jaffee received an M.B.A. from the Kellogg Graduate School of Management of Northwestern University in 2004. Mr. Jaffee’s civic activities include the Anti-Cruelty Society of Chicago, Georgetown University and the Chicago History Museum. Mr. Jaffee is the son of Richard M. Jaffee, who is the Chairman of our Board of Directors and who is also a nominee for director. Mr. Jaffee is also the brother-in-law of Thomas F. Cofsky, one of our executive officers.

Mr. Jaffee’s individual qualifications include extensive strategic Company and sorbent minerals industry experience gained through his long service to the Company in various operational, management and executive positions. His deep knowledge of the sorbent minerals industry is augmented by the special perspective he brings to the Board as a third generation family stockholder. In addition, he is actively involved in the local community in an advisory role for several not-for-profit organizations, adding to his perspective on effective management and strategy for the long-term success of the Company.

J. Steven Cole	Age 78	Director since 1981
President, Cole & Associates

Mr. Cole graduated from the University of Wisconsin in 1957. After serving as an officer in the United States Army, he received a master’s degree from the American Graduate School for International Business following graduate studies at the University of Michigan. He began his career at Abbott Laboratories in 1962. Later, he joined G.D. Searle and Company, where he became Vice President of the Asian and Canadian Divisions, a position he held until 1986. In 1986, Mr. Cole joined A.H. Robins Company, where he was a senior vice president responsible for all international operations until 1990. In 1990, he joined SAV-A-LIFE Systems, Inc., a firm selling specialty products to the dental and medical professions, where he served as President until 1994 and then Chairman of the Board until 2000. In 1990, Mr. Cole also became president of Cole & Associates, an international consulting firm. Mr. Cole is also a director of Aculux, Inc. and Ocularis Inc. He serves on the board of Beat-The-Streets, an organization providing opportunity and direction to under-privileged youth.

Mr. Cole’s individual qualifications include broad experience in international business and product development. Mr. Cole’s expertise includes past leadership of various divisions of multi-national corporations with direct responsibility for international operations. In addition, Mr. Cole has served in a corporate governance role at another public company and is an “audit committee financial expert” under SEC rules. He is an accomplished advisor to many companies and organizations, providing leadership in product development, general management and technical development and has contributed to efforts dedicated to reducing trade barriers to global businesses through his active involvement with trade associations.

Arnold W. Donald	Age 57	Director since 1997
Principal, AWD Group

Mr. Donald received a B.A. degree in economics from Carleton College in 1976, earned a B.S. degree in mechanical engineering from Washington University in St. Louis in 1977, and an M.B.A. from the University of Chicago Graduate School of Business in 1980. Mr. Donald joined Monsanto Company in 1977 and became President of Monsanto’s Agricultural Group in 1995. In 1998, he was named Corporate Senior Vice President, and in 1999, he also assumed the position of President, Nutrition and Consumer Sector. He served in these positions until 2000, when he became Chairman and Chief Executive Officer of Merisant Company. He served as CEO of Merisant until July 2003 and Chairman until May 2005. From January 2006 to February 2008, Mr. Donald served as President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International. From November 2010 to May 2012, he served as Chief Executive Officer of The Executive Leadership Council, a not-for-profit organization that provides African-American executives with a professional network and a forum on business issues. Currently, he is principal of AWD Group, a private investment firm. Mr. Donald serves on the not-for-profit boards of United Way of Greater St. Louis, Carleton College, Missouri Botanical Gardens, Barnes-Jewish Hospital and the St. Louis Science Center, among others. Mr. Donald also serves as a director of Carnival Corporation, Harris Financial Corp., Crown Holdings Inc., and The Laclede Group, as well as a few private companies through his advisory affiliation with Atlas Holdings and Wind Point Partners. Mr. Donald was appointed by President Clinton and then reappointed by President Bush to the President’s Export Council, an international trade advisory body, serving from 1998 to 2008.

Mr. Donald’s individual qualifications include his leadership and operational experience as chairman and chief executive officer of a science-based research and development, manufacturing and global marketing company and of one of the largest charitable funders and advocates of diabetes science in the world. In addition, Mr. Donald has broad experience in regulatory issues and corporate governance as an independent director of many public companies; he is financially literate, and has served, and continues to serve, on both audit and compensation committees of several public companies.

Joseph C. Miller	Age 70	Director since 1989
Vice Chairman of the Board of the Company Independent Consultant

Mr. Miller graduated from the West Virginia University School of Business in 1964. After serving as an officer in the United States Army, he joined Republic Steel Corporation in 1966. Mr. Miller served as president of Lowes, Inc., Inland Distributing and Whiteford Transportation Systems. He joined the Company in 1989 as Vice President of Corporate Planning and Marketing. He served as Group Vice President for Sales, Marketing and Distribution from 1990 to 1993. Mr. Miller was Senior Vice President for the Consumer, Industrial & Environmental and Transportation Groups of the Company from 1993 to 1995. He became Vice Chairman of the Board in 1995. Mr. Miller was an employee of the Company until 2000, when he became an independent consultant specializing in strategic planning. Mr. Miller is a member of the board of advisors of Global Access Point, Deluxe Sheet Metal, Inc. and Union Station Properties.

Mr. Miller’s individual qualifications include his leadership experience as chief executive and chief operating officer of several corporations, including prior sorbent minerals industry experience. In addition, he brings to the Board skills gained through his 11 years of service to the Company in various operational, management and executive positions. He also serves on the advisory boards of several other companies and offers additional perspective gained through his experience as a strategic planning consultant.

Michael A. Nemeroff	Age 49	Director since 2006
President and Chief Executive Officer, Vedder Price P.C.

Mr. Nemeroff received a bachelor’s degree from the State University of New York at Binghamton in 1985 and earned a J.D. from the National Law Center of George Washington University in 1988. He joined the law firm of Vedder Price P.C. (“Vedder Price”) in 1988 and has been the Chairman of the firm’s Finance & Transaction Group and an equity partner since 1995. Since 1998, he has served on the firm’s Board of Directors. Since 2005, Mr. Nemeroff has served as President and CEO of Vedder Price and a member of the Executive Committee of the firm’s Board of Directors. Vedder Price regularly provides services to the Company. Mr. Nemeroff serves as a legal advisor to the G100, an elite international organization of leading Chief Executive Officers from Fortune 500 publicly traded corporations. He also serves as Chairman of the Board of Directors of Chicago Children’s Choir, a not-for-profit organization making a difference in the lives of children through musical excellence, and as a Trustee of the Chicago History Museum.

Mr. Nemeroff’s individual qualifications include his expertise as a corporate and transactional attorney advising clients on corporate governance, mergers and acquisitions and executive compensation as well as the financial underpinnings of these complex practice areas. In addition, Mr. Nemeroff brings to the Board risk management, finance and business operations experience gained in the various management positions he has held at Vedder Price, including his seven years as President and Chief Executive Officer of that law firm.

Allan H. Selig	Age 78	Director since 1969
Commissioner of Major League Baseball President and Chairman of the Board, Selig Lease Company

Mr. Selig received a bachelor’s degree from the University of Wisconsin in 1956. After two years in the United States Army, Mr. Selig joined Selig Ford, Inc. He served as president of Selig Ford (which became Selig Chevrolet in 1982) from 1959 until 1990. Since 1970, he has served as Chairman of the Board and President of Selig Lease Company. Mr. Selig became President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Inc. in 1970 and served in that capacity until 1998, when he was elected to the position of Commissioner of Major League Baseball. He also served as Chairman of the Executive Council of Major League Baseball from 1992 to 1998. Mr. Selig is a director of Marcus Corporation and a director emeritus of the Green Bay Packers. In addition, he is a director of the Greater Milwaukee Committee, the Milwaukee Club, the University of Wisconsin Foundation and Ixonia Bancshares, Inc. and a trustee of the Boys and Girls Clubs of Greater Milwaukee. He is a founder and vice chairman of Athletes for Youth and co-founder of the Child Abuse Prevention Fund.

Mr. Selig’s individual qualifications include sound judgment, integrity and business management skills gained through his management of several businesses, including his long tenure as Commissioner of Major League Baseball and as chief executive of the Milwaukee Brewers Baseball Club and his family’s automobile businesses. Mr. Selig’s unique ability to manage by consensus brought change and growth in baseball despite economic and political challenges both inside and outside of baseball. In addition, Mr. Selig is a community leader and an active advisor to several philanthropic organizations.

Paul E. Suckow	Age 65	Director since 2005
Business Fellow and Adjunct Professor, Finance and Economics, Villanova University

Mr. Suckow received a B.S. degree in economics from Bradley University in 1969 and earned an M.B.A. with a concentration in finance from Western Illinois University in 1973. He began his career in finance in 1973 with American National Insurance Company as a securities analyst. In 1975, he became a trust investment officer with First Hutchings-Sealy National Bank. From 1978 to 1981, he was Vice President, Investments, for Sun Insurance Services and from 1981 to 1985, Vice President and Portfolio Manager for Delaware Investment Advisers. From 1985 to 1992, Mr. Suckow was Executive Vice President and Director of Fixed Income Securities for Oppenheimer Management Corporation, and from 1993 to 1999, he served as Executive Vice President and Chief Investment Officer-Fixed Income for Delaware Investment Advisers, Inc. In 1999, he retired from the investment management industry and began a teaching career as a business fellow and adjunct professor of finance and economics at Villanova University. Since 1978, he has been a Chartered Financial Analyst and is a member of the CFA Institute.

Mr. Suckow’s individual qualifications include his financial literacy evidenced by his position as an adjunct professor of finance and economics and his many years of service in the financial and insurance services industries. In addition, Mr. Suckow has served on the advisory boards of many corporations.

2. Ratification of Appointment of Independent Auditor

     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending July 31, 2013, and has further directed that we submit the appointment of the independent auditor for ratification by the stockholders at the 2012 Annual Meeting. PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal year ended July 31, 2012. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2012 Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company’s Amended and Restated By-Laws or otherwise; however, our Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of responsible corporate practice. If the stockholders fail to ratify the appointment, our Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if our Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR.

Auditor Fees

     The aggregate fees (including reimbursed expenses) for professional services billed by PricewaterhouseCoopers LLP to us in the fiscal years ended July 31, 2012 (“fiscal 2012”) and 2011 (“fiscal 2011”) were as follows:

Type of Fees	2012	2011
Audit fees (1)	$587,554	$467,883
Audit-related fees (2)	10,000	624

Tax fees (3)
Tax compliance	268,941	289,635
Tax planning	88,450	106,300

Total	$954,945	$864,442

(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) Audit-related fees in fiscal 2011 were fees for miscellaneous questions, and audit-related fees for fiscal 2012 were fees for additional review work related to the Mounds, Illinois plant product relocation. See our Annual Report on Form 10-K for fiscal year 2012 for further information on this product relocation.

(3) Tax fees consist of fees for tax compliance and statutory filing preparation (“tax compliance”) and fees for tax planning and advice, both international and domestic (“tax planning”). The tax compliance services consisted primarily of the preparation of original and amended tax returns, claims for refunds and support during any income tax audit or inquiry. The tax planning services consisted primarily of research and advice regarding the effect of new tax laws and regulations.

Pre-Approval of Independent Auditor Services

     No services specifically prohibited by the Sarbanes-Oxley Act of 2002 will be provided to the Company by the independent auditor. Permitted services must be pre-approved by the Audit Committee of our Board of Directors. PricewaterhouseCoopers LLP did not render any services relating to financial information systems design and implementation for fiscal 2012. None of the services described above were approved pursuant to the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

3. Other Matters

     At this time, our Board of Directors is not aware of any matters not referred to herein that might be presented for action at the 2012 Annual Meeting; however, if any other business should properly come before the meeting, votes may be cast in respect to such matters in accordance with the best judgment of the person or persons acting under the proxies.

CORPORATE GOVERNANCE MATTERS

Controlled Company Status

     Our Board of Directors has determined that the Company is a “controlled company” within the meaning of the NYSE Corporate Governance Standards. This determination is based on the fact that Class B Stock having more than 50% of the aggregate voting power of our Common Stock and Class B Stock is owned by Jaffee Investment Partnership, L.P., a Delaware limited partnership of which Richard M. Jaffee, his spouse Shirley H. Jaffee and Daniel S. Jaffee are general partners. The remaining three general partners are all children of Richard M. and Shirley H. Jaffee. Richard M. Jaffee has eight of the 20 total votes of the general partners and his spouse also has eight votes.

     As a “controlled company” we are entitled to rely on exemptions from the NYSE Corporate Governance Standards that would otherwise require the Company to: (a) maintain a board of directors having a majority of independent directors; (b) maintain a nominating/corporate governance committee comprised entirely of independent directors; and (c) maintain a compensation committee comprised entirely of independent directors. We have elected to rely on all three of these exemptions.

Director Independence

     Our Board of Directors has determined that the directors listed below are independent from our management within the meaning of the SEC’s rules and the NYSE Corporate Governance Standards:

J. Steven Cole	Allan H. Selig
Arnold W. Donald	Paul E. Suckow

While our Board of Directors has not adopted any categorical standards for independence, in making these determinations the Board of Directors noted that none of Messrs. Cole, Donald, Selig and Suckow:

(a)	receives direct compensation from the Company other than director annual retainers and meeting fees paid to current directors;

(b)	has any relationship with the Company or a third party that would preclude independence under the NYSE Corporate Governance Standards; or

(c)	has any other material relationship with the Company and its management.

In the last three years, we have not made any contributions in excess of $1 million or 2% of our consolidated gross revenues to any tax-exempt organization in which an independent director serves as an executive officer.

Executive Sessions of Non-Management Directors

     Non-management directors meet in executive sessions of our Board of Directors in which management directors (Messrs. Richard M. and Daniel S. Jaffee) and other members of management do not participate. These sessions are scheduled for non-management directors at all regular meetings of our Board of Directors. Under our Corporate Governance Guidelines, the chairman of our Audit Committee (currently Mr. Cole) presides at all executive sessions of non-management and independent directors unless otherwise determined by the directors attending any given executive session.

Board of Directors Committee Membership and Meetings

     The following table sets forth the current membership of the committees of our Board of Directors.

Name	Audit	Compensation	Executive
J. Steven Cole	X*		X
Arnold W. Donald	X
Daniel S. Jaffee			X
Richard M. Jaffee			X*
Joseph C. Miller		X
Michael A. Nemeroff		X
Allan H. Selig		X*
Paul E. Suckow	X
Number of Meetings
in Fiscal 2012	4	2	0

* Chairman

During fiscal 2012, our Board of Directors held four meetings. Each director (other than Mr. Donald) attended 100% of the aggregate number of meetings of our Board of Directors and of committees on which he served. Mr. Donald attended 75% of the aggregate number of meetings of our Board of Directors and 100% of the aggregate number of meetings of our Audit Committee.

Audit Committee

     The Audit Committee Charter sets out the duties and responsibilities of our Audit Committee. Those duties include, without limitation:

  selection and appointment of the independent auditor, review of its independence and of other services provided by it, and of the fees and other arrangements regarding its services;

  review with the independent auditor and management of the scope of the audit, and of significant financial reporting issues and judgments;

  review with the independent auditor and management of the annual audited financial statements and of the quarterly financial statements and press releases;

  review with the independent auditor and management of the quality and adequacy of internal controls; and

  preparation of the report required by SEC rules to be included in this Proxy Statement.

A copy of our Audit Committee Charter is available on our website at www.oildri.com and will be provided without charge to any person upon request submitted to Investor Relations, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213.

     Our Board of Directors has determined that each member of our Audit Committee meets the independence and experience requirements of the NYSE. Our Board of Directors also has determined that Mr. Cole is an “audit committee financial expert” within the meaning of SEC rules and that he meets the accounting or related financial management expertise standard required by NYSE rules.

Compensation Committee

     Our Compensation Committee is responsible for review and general oversight of our compensation programs, including all programs in which our executive officers participate. Specifically, our Compensation Committee is responsible for:

  determining the compensation, including benefits, of our CEO after reviewing the recommendation of the Chairman of the Board;

  determining the reasonableness of and approving the compensation of our other executive officers as recommended by our CEO (subject to our CEO’s authority to make changes in compensation under certain circumstances during the course of a fiscal year);

  reviewing and approving the reasonableness of performance measures and payout ranges under our annual incentive plan as these relate to our executive officers (subject to our CEO’s authority to make changes to such performance measures and payout ranges under certain circumstances during the course of a fiscal year) and setting payout ranges for our CEO;

  administration of our equity incentive plans with assistance from our human resources staff and granting awards under those plans to employees, including our executive officers, and to non-employee directors; and

  making recommendations to our Board of Directors or stockholders on compensation-related matters.

     In carrying out these responsibilities, our Compensation Committee acts on recommendations from and consults with the Chairman of the Board and our CEO. During fiscal 2012, our Compensation Committee did not retain an executive compensation consultant. Additional details of our processes and procedures for considering and determining executive compensation are in the Compensation Discussion and Analysis.

     In conjunction with the Company’s management, our Compensation Committee has also assessed the Company’s compensation policies and practices for its employees as they relate to the Company’s risk management and risk-taking incentives. Our Compensation Committee has concluded that the Company’s compensation policies and practices for its employees do not create risks or risk-taking incentives that are reasonably likely to have a material adverse effect on the Company.

     Two members of our Compensation Committee, Messrs. Selig and Miller, are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are authorized to act independently with respect to awards made under our equity incentive plans to individuals subject to Section 16 of that act, including our executive officers and directors.

     As allowed by a “controlled company” exemption from the NYSE Corporate Governance Standards, our Compensation Committee is not comprised entirely of independent directors; two members, Messrs. Miller and Nemeroff, have not been determined by our Board of Directors to be independent directors. As also allowed by this “controlled company” exemption, our Compensation Committee does not have a written charter.

Compensation Committee Interlocks and Insider Participation

     None of the members of our Compensation Committee is or ever has been an executive officer or employee of the Company, except that Mr. Miller served as an officer of the Company from 1989 to 2000. Mr. Nemeroff, a member of our Compensation Committee, is President and Chief Executive Officer of Vedder Price P.C., a law firm that regularly provides services to the Company. There are no Compensation Committee interlocks as defined by SEC rules.

Executive Committee

     Our Executive Committee has all of the powers and authority of our Board of Directors in the management of our business and other affairs, subject only to any limitations provided for in our Certificate of Incorporation and Amended and Restated By-Laws (each as amended from time to time) or imposed by applicable law or the NYSE Corporate Governance Standards. Our Executive Committee does not have a written charter. Our Executive Committee did not hold any meetings during fiscal 2012 and historically has only exercised its authority to act on behalf of the Board of Directors in limited circumstances.

Director Nominations

     As allowed by a “controlled company” exemption from the NYSE Corporate Governance Standards, we do not have a standing nominating committee or other committee of our Board of Directors performing a similar function. As a “controlled company,” and with six of our eight current directors having served on our Board of Directors for at least 10 years, the Board of Directors believes it is appropriate for the Company not to have a nominating committee. It has been our practice, as reflected in our Corporate Governance Guidelines, that our Chairman, Richard M. Jaffee, recommends to the entire Board of Directors candidates for nomination to the Board of Directors. Directors Richard M. Jaffee, Daniel S. Jaffee, Joseph C. Miller and Michael A. Nemeroff, who have not been determined by the Board of Directors to be independent, participate along with the independent directors in the nominating process. Our Board of Directors may also solicit ideas for possible candidates from a number of sources, including our executives, individuals personally known to members of the Board of Directors and executive search firms.

     Our Corporate Governance Guidelines provide that a director who would be 75 years of age or older at the time of election may not stand for re-election unless our Board of Directors postpones or otherwise waives the age 75 service limit as to that director. At its October 16, 2012 meeting, our Board of Directors granted such a waiver with respect to Richard M. Jaffee, our Chairman, J. Steven Cole, chairman of our Audit Committee, and Allan H. Selig, chairman of our Compensation Committee. Our Board of Directors considered a waiver of the age 75 service limit in these cases appropriate and in the best interests of the Company in light of Messrs. Jaffee’s, Cole’s and Selig’s valuable expertise and experience.

     We will consider recommendations from stockholders of potential candidates for service on our Board of Directors. Stockholder recommendations of candidates for possible nomination to our Board of Directors must be in writing and must be given either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary no later than 90 days prior to the anniversary of the date we first mailed our proxy materials for the preceding year’s annual meeting. The recommendation must set forth the candidate’s name, age, business address and residence address; the candidate’s principal occupation or employment; the number of shares of our Common Stock that are beneficially owned by the candidate; a description of all arrangements or understandings between the stockholder making such recommendation and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is being made by the stockholder; detailed biographical data and qualifications and information regarding any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective member of our Board of Directors; and any other information relating to such candidate that would be required to be disclosed in solicitations of proxies for elections of directors, or would otherwise be required, pursuant to SEC rules. The recommendation must also include the name and address, as they appear in our stock records, of the stockholder making the recommendation; the class and number of shares of our stock beneficially owned by the stockholder and the date such shares were acquired by the stockholder; any material interest of the stockholder in such nomination; any other information that would be required to be provided by a proponent of a stockholder proposal pursuant to SEC rules; and a statement from the recommending stockholder in support of the candidate, references for the candidate and an indication of the candidate’s willingness to serve, if elected.

     These director candidate recommendation materials must be sent to the Corporate Secretary at Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213. Properly submitted stockholder recommendations will be given the same consideration and evaluated with the same criteria as internal recommendations.

     In evaluating candidates for director, our Board of Directors seeks directors who will best represent the long-term interests of our stockholders. The view of our Board of Directors is that all directors should possess the highest personal and professional ethics, integrity and values. In evaluating the suitability of the candidates, the Board of Directors takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, absence of conflicts of interest, length of service and other commitments. Our Board of Directors evaluates these factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole and of committees of the Board of Directors. Although we do not have a formal diversity policy, our Board of Directors considers diversity in evaluating candidates for membership to the Board of Directors. As outlined in our Corporate Governance Guidelines, the Board’s objective in choosing candidates is to assemble membership for each committee of the Board of Directors and our Board of Directors as a whole that represents diverse viewpoints that will guide the Company effectively in pursuit of its strategic goals.

Board Leadership Structure and Role in Risk Oversight

     Our Board of Directors does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer. Currently the roles are separate, but have been combined in the past. Under our Corporate Governance Guidelines, we believe that this issue is simply a part of the larger succession planning process and that it is in the best interests of the Company for the Board of Directors to make a specific determination whenever either office becomes vacant. Our Board of Directors receives regular reports from our CEO, CFO and other members of our senior management regarding areas of significant risk to the Company, including operational, strategic, legal, regulatory and financial risks. Certain risks that are under the purview of a committee are monitored by that committee, which then reports to the full Board of Directors as appropriate. For example, our internal audit function, which identifies and manages a wide area of risk company-wide, reports to the Audit Committee and senior management, who in turn report significant developments to the full Board of Directors. In addition, under its charter, the Audit Committee discusses with management and our independent auditor our risk assessment and risk management policies, as well as our major financial risk exposures and the steps taken to monitor and control such exposures. Similarly, our human resources staff, which identifies and manages compensation risk company-wide, reports to the Compensation Committee and senior management, who in turn report significant developments to the full Board of Directors.

Communication with the Board of Directors

     Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors. It has been our practice, as reflected in our Corporate Governance Guidelines, that all directors attend in person each annual meeting of stockholders. Seven of the eight incumbent members of the Board of Directors attended the 2011 annual meeting in person.

     In addition, any stockholder or other interested party may communicate in writing with our Board of Directors, our Audit Committee, our non-management directors, or a particular director by sending a letter addressed to: Board of Directors, Audit Committee, Non-Management Directors or a particular director at Oil-Dri Corporation of America, c/o Corporate Secretary, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213. Stockholders may also report concerns anonymously in this manner.

Director Compensation

     We seek to provide a competitive compensation program to attract and retain quality non-employee directors. The compensation received by our non-employee directors, other than Richard M. Jaffee (whose consulting agreement is described in the following paragraph), consists of an annual cash retainer of $18,000 and a $3,000 fee for each Board or committee meeting attended in person ($1,500 for attendance by phone). In addition, Mr. Cole received a $12,000 cash retainer as chairman of our Audit Committee and Mr. Selig received a $6,000 cash retainer as chairman of our Compensation Committee. Employee directors do not receive additional compensation for their service on our Board of Directors. Mr. Miller also receives a pension benefit under our pension plan earned during his years of service as an employee.

     We have a consulting agreement with Richard M. Jaffee, Chairman of our Board of Directors, that was originally entered into in October 1989 and has since been amended four times. The initial term of the agreement (as amended) expired on January 31, 2011; however, pursuant to the terms thereof, it automatically renews for successive one-year periods thereafter unless either party gives the other at least 90 days’ prior written notice of termination. No termination notice has been given by either party and thus the current renewal term of the agreement expires on January 31, 2014. Under the terms of the agreement, Mr. Jaffee performs all assignments given him from time to time by our Board of Directors or our CEO. He receives an annual consulting fee of $240,000; he does not receive a retainer or any meeting fees as director. We also provide him with an office and administrative support. In addition, we provide lifetime coverage to Mr. Jaffee and his spouse under our medical plan at no cost to them. This coverage is secondary to the coverage provided to them by Medicare. Because we have a self-insured medical plan, our cost for this coverage is the amount of any actual medical claims we pay. We also pay Mr. Jaffee an annuity of $45,725 annually that he earned during an earlier five years (2001 to 2006) of his consulting agreement. All directors are eligible to defer cash compensation that they receive from the Company into our executive deferred compensation plan. Mr. Jaffee chose to defer the full amount of his consulting fees and his annuity into our executive deferred compensation plan in fiscal 2012. Mr. Jaffee also receives a pension benefit under our pension plan earned during his years of service as an employee.

     The following table sets forth information about compensation paid to our directors for their service in fiscal 2012.

Director Compensation Table

					Change in
					Pension Value
					and
					Nonqualified
	Fees				Deferred
	Earned or		Option	Non-Equity	Compensation
	Paid in	Stock	Awards	Incentive	Earnings	All Other
	Cash	Awards	($)	Compensation	($)	Compensation	Total
Name	($)	($)	(1)	($)	(2)	($)	($)
Richard M. Jaffee	--	--	--	--	$68,530	$240,000	$308,530
Daniel S. Jaffee (3)	--	--	--	--	--	--	--
J. Steven Cole	$54,000	--	--	--	--	--	$54,000
Arnold W. Donald	$36,000	--	--	--	--	--	$36,000
Joseph C. Miller	$36,000	--	--	--	--	--	$36,000
Michael A. Nemeroff	$34,500	--	--	--	--	--	$34,500
Allan H. Selig	$37,500	--	--	--	--	--	$37,500
Paul E. Suckow	$42,000	--	--	--	--	--	$42,000

(1) There were no option awards to directors in fiscal 2012. Option awards outstanding as of July 31, 2012 are shown in the Directors’ Option Awards Outstanding Table below.

(2) The amount shown consists of earnings in excess of 120% of the applicable federal rate on the aggregate balances in our executive deferred compensation plan in which Richard M. Jaffee, Chairman of our Board of Directors, participates. A portion of the aggregate balances in this plan earns a rate of return of 2.5% in excess of Moody’s Annual Average of Yields on Aaa bonds, while the remainder earns a return equal to our long-term cost of borrowing plus 1%. No director other than Mr. Jaffee has elected to participate in this plan. In fiscal 2012, Mr. Jaffee received distributions of $76,935 from his account in this plan associated with deferrals he made while an employee and officer of the Company.

(3) Directors who are also employees do not receive additional compensation for their service on our Board of Directors. See the Summary Compensation Table that is a part of the Executive Compensation section of this Proxy Statement for information regarding Mr. Jaffee’s compensation as our President and Chief Executive Officer.

Directors’ Option Awards Outstanding Table

     As of July 31, 2012, our directors held the following options to purchase shares of our Common Stock.

Name	Number of Shares
J. Steven Cole	6,250
Arnold W. Donald	6,250
Michael A. Nemeroff	12,500
Paul E. Suckow	12,500

Corporate Governance Guidelines and Code of Ethics

     We have adopted Corporate Governance Guidelines and a Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct applies to all our employees, officers and directors. The Corporate Governance Guidelines and the Code of Ethics and Business Conduct are available on our website at www.oildri.com. We will also provide without charge a copy of either or both documents to any person upon request submitted to Investor Relations, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213, telephone (312) 321-1515. As allowed by a “controlled company” exemption from the NYSE Corporate Governance Standards, we do not have a corporate governance committee.

Certain Relationships and Related Party Transactions

     Our policy concerning related party transactions is included in our Code of Ethics and Business Conduct. It provides that every employee, officer and director has an obligation to conduct business in a manner that avoids actual or potential conflicts of interest with the Company. Our Code of Ethics and Business Conduct explains what may constitute a conflict of interest, including transactions in which an employee, officer, director or a member of his or her family receives personal benefits as a result of his or her position with the Company; transactions between the Company and an employee, officer, director or family member or a firm in which an employee, director or family member has a significant ownership interest; loans to, or guarantees of obligations of, employees, directors or family members; or the acceptance of gifts or special consideration related to our business. All employees or directors who have any influence on transactions involving purchases, sales, contracts or leases are required by our Code of Ethics and Business Conduct to disclose to a senior officer of the Company or to our general counsel the existence of any actual or potential conflict of interest. Each transaction is then evaluated at an appropriate management level to determine if it is in the best interest (or not contrary to the best interest) of the Company, taking into account factors such as whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, under our contract approval policy, all contracts obligating the Company to make an individual payment or aggregate payments greater than $100,000 must be reviewed and approved by our CEO.

     From time to time, we use private aircraft to transport employees for business purposes. The aircraft are available to us as a result of a fractional interest in the aircraft owned by a limited liability company of which Richard M. Jaffee, the Chairman of our Board of Directors, is a co-owner. Each proposed use of the aircraft is evaluated at the appropriate management level to determine if it is in the best interest (or not contrary to the best interest) of the Company, taking into account available commercial airfares, available commercial airline schedules and the business need for the travel in question. For each use of the aircraft by us, we reimburse the limited liability company for its actual costs, including a portion of the management fee charged by the fractional ownership program operator. During fiscal 2012, we paid $16,785 to the limited liability company as a result of our use of the aircraft.

     As a “company controlled” by the family of its founder, from time to time we employ family members of current and former employees or directors, but only if they are at least as qualified as other applicants. All offers of employment made to family members of current employees must be approved by our CEO.

     We employ Karen Jaffee Cofsky on a part-time basis as Vice President of Compensation and Benefits. She is the daughter of Richard M. Jaffee, the Chairman of our Board of Directors. She is also the spouse of Thomas F. Cofsky and the sister of Daniel S. Jaffee, both of whom are named executive officers of the Company. Mrs. Cofsky’s compensation is based on her education, experience and the responsibilities of her position. For fiscal 2012, Mrs. Cofsky received a salary of $80,334 and a cash award of $20,083 under our annual incentive plan.

     Michael A. Nemeroff, a member of our Board of Directors and of its Compensation Committee, is the President and Chief Executive Officer as well as a director of Vedder Price P.C., a law firm that regularly provides services to the Company. During fiscal 2012, we paid Vedder Price P.C. $45,720 for services provided to the Company.

Report of the Audit Committee of the Board of Directors

     The Audit Committee is a standing committee of the Board of Directors comprised solely of independent directors in compliance with the NYSE Corporate Governance Standards. In accordance with its written charter (which is available on our website at www.oildri.com), the Audit Committee assists the Board of Directors in fulfilling its responsibility for monitoring the integrity of our accounting, auditing, financial reporting and internal controls practices, and our compliance with legal and regulatory requirements.

     Our management is primarily responsible for our financial statements and reporting process, including our accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for auditing our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. PricewaterhouseCoopers LLP is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. The Audit Committee relies on the expertise and knowledge of our management, internal auditors and independent auditor in carrying out its oversight responsibilities.

     The Audit Committee reviewed and discussed our audited consolidated financial statements and related footnotes for fiscal 2012 and our independent auditor’s report on those financial statements with our management and internal audit manager.

     The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence.

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for fiscal 2012 be included in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC.

AUDIT COMMITTEE

J. Steven Cole, Chairman
Arnold W. Donald
Paul E. Suckow

EXECUTIVE OFFICERS

     The following table gives certain information with respect to our current executive officers.

Name	Principal Occupation for Last Five Years	Age
Daniel S. Jaffee (1)	President and Chief Executive Officer of the Company since 1997.	48

Daniel T. Smith	Vice President and Chief Financial Officer of the Company since June 2012; Vice President, Chief Accounting Officer and Controller of the Company from February 2011 to May 2012; Vice President and Controller of the Company from 2001 to February 2011.	53

Thomas F. Cofsky (2)	Vice President of Manufacturing of the Company since October 2011; Vice President of Manufacturing and Logistics of the Company from 1999 to October 2011.	52

Douglas A. Graham	Vice President, General Counsel and Secretary of the Company since March 2011; General Counsel of the Company since February 2011; Assistant General Counsel at Commonwealth Edison Company from January 2008 to February 2011; Assistant General Counsel at Exelon Business Services Company from March 2001 to January 2008.	49

Thierry R. Jean	Vice President and General Manager, Consumer Packaged Goods since June 2012; General Manager, Consumer Packaged Goods since April 2012; Brand Director at ConAgra Foods Inc. from August 2010 to April 2012; Senior Brand Manager at ConAgra Foods Inc. from June 2008 to July 2010; Brand Manager at ConAgra Foods Inc. from December 2007 to May 2008.	42

All of our executive officers are appointed annually (other than Mr. Jean, who was appointed in June 2012) and serve at the pleasure of our Board of Directors.

(1) Of the persons in this table, only Daniel S. Jaffee is also a director. Daniel S. Jaffee is the son of our Chairman of the Board, Richard M. Jaffee, and the brother-in-law of Thomas F. Cofsky, an executive officer of the Company.

(2) Thomas F. Cofsky is Daniel S. Jaffee’s brother-in-law and the son-in-law of our Chairman of the Board, Richard M. Jaffee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis presents an overview of our compensation program, focusing on the elements of compensation awarded or paid to our executive officers, including the named executive officers. This Compensation Discussion and Analysis, the compensation tables and related narrative and tabular disclosures refer to the named executive officers for fiscal 2012, as defined by Item 402 of Regulation S-K. During fiscal 2012, one of the named executive officers left the Company. Our current executive officers are listed on the preceding page.

Executive Summary

     Our executive compensation program is designed to attract and retain skilled executives and maintain a strong link between corporate financial performance and pay by rewarding achievement of company-wide goals. Our compensation philosophy and objectives emphasize teamwork and close collaboration between executive officers. We employ all executives at-will, without written employment agreements or a prospective severance plan. We provide modest perquisites that are designed to help executives fulfill their duties to the Company. None of our employees, including the named executive officers, are entitled to any payment or accelerated benefit upon change in control of the Company unless benefits are provided for in compensation plans that apply to all participants. We emphasize our core values and belief in teamwork by focusing on one corporate financial target for all salaried employees in our annual incentive plan. The annual incentive plan also involves communication to employees of expectations for the Company’s performance and links Company performance and annual compensation. As a result, our annual incentive plan provides an opportunity for essentially all salaried employees (including our executive officers) to earn a performance-based cash incentive award. Through such broad-based participation, each salaried employee recognizes that he or she can contribute to our success. Finally, our compensation program provides equivalent benefits for all U.S.-based salaried employees and similar benefits for hourly-paid manufacturing employees.

Fiscal 2012

     Our fiscal 2012 corporate financial performance met the threshold for payment of a performance-based cash incentive award, but fell short of the target achievement level listed below. Our adjusted, pre-tax, pre-bonus income of $11,545,000 would have resulted in cash incentive bonuses being paid to eligible employees exempt from the overtime provisions of the Fair Labor Standard Act (the “FLSA”), including our executive officers, at 25% of target bonus. However, our annual incentive plan gives our CEO the discretion to adjust the performance measures, targets and payout ranges used for incentive purposes if our CEO determines such change is desirable in the interest of equitable treatment of our employees and the Company as a result of, among other things, extraordinary or nonrecurring events, a corporate reorganization or any other change in circumstances or event; provided, however, that in no event may any employee receive a bonus greater than 200% of target under the plan. Due to a variety of factors, including the Company’s top-line financial performance in fiscal 2012 and the occurrence of certain events (e.g., one-time charges that were incurred in fiscal 2012 related to the Mounds, Illinois plant product relocation, as further described in our Annual Report on Form 10-K for fiscal year 2012), and after consulting with our CFO, our Chairman of the Board and each member of our Compensation Committee, our CEO used such discretionary authority for fiscal 2012 to set cash incentive bonuses paid to exempt employees (other than the CEO) at 100% of target bonus. At its October 9, 2012 meeting, for the reasons set forth above (among others), our Compensation Committee set the cash incentive bonus paid to our CEO at 100% of target bonus. Since our fiscal 2012 corporate financial performance met the threshold for payment of a performance-based cash incentive award, cash incentive bonuses were paid to eligible employees not exempt from the overtime provisions of FLSA (“non-exempt employees”) at 100% of target bonus.

     Our fiscal 2012 corporate financial performance did not meet the threshold level for earning executive deferred bonus awards. However, for the reasons set forth above (among others) and after consulting with our CFO, our Chairman of the Board and each member of our Compensation Committee, our CEO used the discretionary authority described above for fiscal 2012 to set executive deferred bonuses paid to eligible senior managers, including our executive officers (other than our CEO and Vice President of Manufacturing), at 90% of target bonus. Annual cash and executive deferred bonus awards are shown in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.”

     During fiscal 2012, we made one equity incentive award to our current Vice President of Manufacturing, Thomas F. Cofsky, and one equity incentive award to our current Vice President and General Manager, Consumer Packaged Goods, Thierry R. Jean. On March 30, 2012, Mr. Cofsky received an award of 2,000 restricted shares of Class B Stock all of which will “cliff” vest in full on March 30, 2014, provided Mr. Cofsky is employed by us on that date. On April 2, 2012, Mr. Jean received an award of 5,000 restricted shares of Common Stock. Of such shares, 1,000 will vest on April 2, 2013, provided that Mr. Jean is employed by us on that date, and the remaining shares will vest in 1,000 share increments on each of the four subsequent anniversaries of that date, provided that Mr. Jean is employed by us on those dates. In addition, on October 5, 2011, Steven J. Adolph, our former Vice President, Business to Business Products Group and International Consumer Products, received an award of 5,000 restricted shares of Common Stock all of which would have “cliff” vested in full on October 5, 2016, provided Mr. Adolph was employed by us on that date. Mr. Adolph left the Company during fiscal 2012, thus all of such restricted shares of Common Stock were forfeited. No other equity awards were made to our executive officers during fiscal 2012. All the equity incentive plan awards were made under the terms of our 2006 Long Term Incentive Plan.

     At its October 9, 2012 meeting, our Compensation Committee made one equity incentive award to our CEO, Daniel S. Jaffee, and one equity incentive award to our Vice President of Manufacturing, Thomas F. Cofsky. Mr. Jaffee received an award of 3,906 restricted shares of Class B Stock and Mr. Cofsky received an award of 2,344 restricted shares of Class B Stock, in each case, under the terms of our 2006 Long Term Incentive Plan. Each award fulfills the intention of the Compensation Committee stated at its October 5, 2011 meeting to grant Messrs. Jaffee and Cofsky an award equal to the executive deferred bonus award each would have received had he not chosen to be excluded from that portion of our annual incentive plan for fiscal 2012. The dollar value of each of the awards was calculated to equal the dollar amount of the executive deferred bonus award Messrs. Jaffee and Cofsky would have received under our annual incentive plan for fiscal 2012. Each such dollar value was then divided by the average closing sale price of the Company’s Common Stock for the 30 trading days preceding the date of the grant (approximately $23.04) to determine the number of restricted shares to be granted. All of such restricted shares of Class B Stock awarded to Messrs. Jaffee and Cofsky will “cliff” vest in full on July 31, 2015, provided that Messrs. Jaffee and Cofsky (as applicable) are employed by us on that date.

     At its October 9, 2012 meeting, our Compensation Committee also conducted its annual review of our CEO’s performance. The review included a report by the Chairman of our Board of Directors on our CEO’s performance in fiscal 2012, a review of the total direct compensation our CEO received in fiscal 2012 (base salary, cash incentive and stock awards) and company-wide compensation data. Based on such review, our Compensation Committee desired to increase our CEO’s compensation by approximately $50,000, an increase of approximately 10%, for fiscal year 2013 to better reflect our Compensation Committee’s view of compensation for similarly situated executives and our CEO’s contributions to the Company. Such increase was comprised of two components: (a) our Compensation Committee set our CEO’s base salary for fiscal 2013 at $525,000, an increase of 5%; and (b) our Compensation Committee awarded our CEO 1,100 restricted shares of Class B Stock, which was calculated by dividing $25,000 (i.e., 5% of the CEO’s fiscal 2012 salary) by the average closing sale price of the Company’s Common Stock for the 30 trading days preceding the date of the grant (approximately $23.04). All of such restricted shares of Class B Stock awarded to our CEO will “cliff” vest in full on July 31, 2015, provided that our CEO is employed by us on that date.

Results of 2011 Stockholder Advisory Vote to Approve Executive Compensation

     At the Company’s annual meeting of stockholders held on December 13, 2011, stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) on the compensation of our executive officers as disclosed in our proxy statement for that meeting. Stockholders approved this advisory proposal by the affirmative vote of approximately 98% of shares cast. We believe that the vote affirms stockholders’ support of the Company’s approach to executive compensation, and took it into consideration as a factor in our decision not to significantly change our compensation philosophy and objectives, the mix of compensation components, performance metrics or other compensation policies.

     At last year’s annual meeting, our stockholders also had the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy statements for future annual meetings. Stockholders had the choice of holding the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every three years (approximately 87% of shares cast). Accordingly, our Board of Directors has determined that we will conduct future advisory votes on named executive officer compensation on a triennial basis.

Compensation Philosophy and Objectives

     Our compensation philosophy is to provide total compensation opportunities, which include base salary, bonus and a full benefits package, that allow us to attract, retain and motivate the people we need to carry out our strategic plan, mission, goals and values. Our Compensation Committee oversees our philosophies and practices in the area of compensation and benefits (generally with regard to all employees and specifically with regard to our executive officers). Our Compensation Committee ensures that the total compensation paid to our executive officers is fair and reasonable.

Compensation Policy

     Our compensation policy is to provide our executive officers and other salaried employees with compensation opportunities that:

  Are competitive with companies of comparable size;

  Align compensation with the Company’s overall performance by including annual incentive opportunities based on Company performance or other pre-determined performance goals and employees’ levels of responsibility; and

  Provide longer-term incentives to executive officers and other senior managers to remain with the Company and contribute to our growth.

     When comparing our executive compensation with pertinent market data, we refer to publicly available salary surveys prepared and published by several large consulting firms and other information reflecting a broad range of entities. The surveys we review provide broad-based compensation data for a vast range of positions. We review these surveys and information to obtain a general understanding of current compensation practices for specific positions. On occasion, we also consult with our outside legal counsel whose expertise is in the area of executive compensation. We do not, however, target our executive officers’ compensation at a certain level or percentage based on other companies’ compensation arrangements. Based on our review of these sources, we believe that our compensation policy approximates the median of the marketplace in base salary and the 70th percentile in total cash compensation, if full target bonus is paid under our annual incentive plan.

Overview of Executive Compensation Program and Components

     Our compensation program generally provides equivalent benefits for all U.S.-based salaried employees and similar benefits for hourly-paid manufacturing employees. We provide additional compensation for our senior managers, including our executive officers, designed to reward performance and provide retirement benefits commensurate with the executives’ earnings during their working lives. For fiscal 2012, the principal components of compensation for our executive officers were:

  Base salary;

  Annual performance-based cash incentive compensation;

  Deferred performance-based cash incentive compensation;

  Retirement benefits; and

  Health and welfare benefits and perquisites.

     Base Salary: Prior to the beginning of each fiscal year, our human resources staff presents to our Compensation Committee, for its review and approval, proposed merit increase guidelines and proposed shifts in the mid-points of all salary ranges and any proposed change in salary ranges for the upcoming fiscal year.

     Our Compensation Committee determines the base salary and other compensation to be paid to our CEO for the upcoming year and reviews and approves our CEO’s goals and objectives for that year. In connection with its review and determination, our Compensation Committee considers the input of the Chairman of our Board of Directors, who conducts a detailed review of the performance of our CEO at the end of each fiscal year and presents that review to our Compensation Committee at its first regular meeting of each fiscal year. At that time, the Chairman of our Board of Directors also presents his recommendation for any change in base salary or other compensation components for our CEO and his recommendation for our CEO’s goals and objectives for the upcoming year.

     Our Compensation Committee determines the reasonableness of and approves the compensation of our other executive officers as recommended by our CEO. In connection with such determinations, our CEO reviews the performance of, and proposes salary increases for, all managers who report to him, including executive officers other than himself. Any increases are generally based upon the individual’s performance during the previous year and/or any significant change in responsibilities for the upcoming year. Our Compensation Committee reviews the reasonableness of any proposed changes in base salary and the total compensation package provided to our executive officers. In conducting its review and making its determinations, our Compensation Committee reviews a three-year history of base salary, cash incentive bonus targets and payouts, and gains on equity awards, prepared by our human resources staff. During the fiscal year, our CEO may change the base salary of the managers who report to him, including our executive officers, without prior approval of our Compensation Committee, due to significant changes in the individual’s responsibilities, to be competitive in the market or for other business reasons. Our CEO exercised this authority during fiscal 2012 as shown below.

     During fiscal 2012, changes in base salary for the named executive officers were as follows:

Name	Type of Change	$ of Change (1)	% of Change (2)
Daniel S. Jaffee (3)	Merit Increase	$75,000	17.65%
Daniel T. Smith (4)	Merit & Promotion Increase	$26,500	15.27%
Thomas F. Cofsky	Merit/Market Increase	$17,700	7.96%
Douglas A. Graham	Merit Increase	$10,000	5.41%
Thierry R. Jean	None	--	--
Jeffrey M. Libert (5)	Other	$(27,700)	(15.58)%
Steven J. Adolph	None	--	--

(1) For Messrs. Jaffee, Smith, Cofsky, Graham and Libert, the “$ of Change” is the difference in dollars between the base salary in effect at July 31, 2011 (the end of fiscal 2011) and the base salary in effect at the end of fiscal 2012. The amount shown for Mr. Jean reflects the difference in base salary in effect at the date of hire and the base salary in effect at the end of fiscal 2012. The amount shown for Mr. Adolph reflects the difference in dollars between the base salary in effect at the date of hire and the base salary in effect at the end of his employment with the Company. Not all of the salary adjustments were effective at the beginning of fiscal 2012; some were effective later in the fiscal year.

(2) The “% of Change” is the dollar change as a percent of base salary in effect at the end of fiscal 2012.

(3) As noted above, our Compensation Committee determines the base salary and other compensation to be paid to our CEO.

(4) Mr. Smith, our CFO, received a merit increase and subsequently an additional increase upon assuming additional responsibilities as CFO. Thus, his salary increase reflects two increases effective at different dates during the fiscal year.

(5) For Mr. Libert, in connection with an organizational transition that occurred during fiscal 2012, his compensation was adjusted in accordance with the new role and responsibilities that he accepted as part of this transition.

     Annual and Deferred Incentive Compensation: Our annual incentive plan provides for a target bonus equal to a percentage of each eligible employee’s annual base salary. This percentage is generally determined by salary grade, which reflects the level of responsibility and expected contribution of the employee’s position to our financial results. For employees in the higher salary grades (including our executive officers), a larger proportion of their compensation takes the form of at-risk incentive compensation than is the case for employees in the lower salary grades. For some of these employees, there is also an opportunity to earn an executive deferred bonus award. As part of its annual review of executive compensation, our Compensation Committee sets the bonus opportunity as a percent of base salary for our CEO and determines the reasonableness of the bonus opportunity proposed by our CEO for our other executive officers.

     Annual Incentive Compensation: Our annual incentive plan provides for the possibility of awards based on corporate financial performance. This measure serves to unite all salaried employees to work together to improve the Company’s performance. Generally, if we meet our corporate financial performance target, full target bonus is paid to each eligible exempt employee. If we fail to meet our corporate financial performance target but meet certain financial performance thresholds, a bonus of less than 100% of target bonus may be paid. If we exceed our corporate financial performance target, bonuses above 100% of target may be paid; however, no employee can receive a bonus greater than 200% of target under this plan. Non-exempt employees would earn 100% of target bonus at the threshold level and at the other applicable levels. In addition, our annual incentive plan gives our CEO the discretion to adjust the performance measures, targets and payout ranges used for incentive purposes if our CEO determines such change is desirable in the interest of equitable treatment of our employees and the Company as a result of, among other things, extraordinary or nonrecurring events, a corporate reorganization or any other change in circumstances or event; provided, however, that in no event may any employee receive a bonus greater than 200% of target under the plan. As described above, our CEO used such discretionary authority for fiscal 2012 to set the cash incentive bonus for eligible exempt employees (other than our CEO) at 100% of target bonus. Similarly, at its October 9, 2012 meeting, our Compensation Committee set the cash incentive bonus paid to our CEO at 100% of target bonus.

     Deferred Incentive Compensation: Our annual incentive plan also provides the opportunity for our senior managers, including our executive officers, to earn an executive deferred bonus award. This award is designed to reward and retain talented executives. Payment of executive deferred bonus awards is deferred until the vesting date established for each fiscal year’s award. The annual incentive plan also provides for payout of executive deferred bonus awards upon death, retirement, disability or a change in control of the Company. We have established bookkeeping accounts for all executive deferred bonus awards, which earn interest at a rate equal to our long-term cost of borrowing plus 1%. At the request of each of our CEO and our Vice President of Manufacturing, neither was eligible for an executive deferred bonus award for fiscal 2012. All of our other executive officers were eligible. Executive deferred bonuses, if awarded for fiscal 2012 performance, would be deferred and paid in full at the end of three years (July 31, 2015) provided the executive is still employed by us at that time. Our annual incentive plan gives our CEO the discretion to adjust the performance measures, targets and payout ranges used for executive deferred bonus purposes if our CEO determines such change is desirable in the interest of equitable treatment of our employees and the Company as a result of, among other things, extraordinary or nonrecurring events, a corporate reorganization or any other change in circumstances or event; provided, however, that in no event may any employee receive a bonus greater than 200% of target under the plan. As described above, our CEO used such discretionary authority for fiscal 2012 to set the executive deferred bonus award for our senior managers, including our executive officers (other than our CEO and Vice President of Manufacturing), at 90% of target bonus.

     Although each of our CEO and Vice President of Manufacturing was not a participant in the executive deferred bonus award portion of our annual incentive plan for fiscal 2012, our Compensation Committee considered the dollar value of an executive deferred bonus award that each would have received had he been a participant in that portion of our annual incentive plan as a reference in awarding each them shares of restricted Class B Stock under our 2006 Long Term Incentive Plan in October 2012 (as described under “Long-Term Equity Incentives” below).

     Operation of the Annual Incentive Plan: At the beginning of each fiscal year, our CEO presents to our Compensation Committee his proposal for the performance measures that will determine calculation of the incentive bonus for that year, along with specific performance targets and payout ranges. Our CFO, Vice President of Human Resources and Vice President of Compensation and Benefits may each participate in this presentation as well. Our Compensation Committee reviews these performance measures, targets and payout ranges and determines their reasonableness as they relate to the total compensation of our executive officers.

     For fiscal 2012, the performance measure under the annual incentive plan was our adjusted pre-tax, pre-bonus income as compared with pre-tax, pre-bonus income specified in our fiscal 2012 annual incentive plan. Our adjusted pre-tax, pre-bonus income for fiscal 2012 was determined by adjusting pre-tax income as shown in our fiscal 2012 audited consolidated financial statements as follows: (i) adding the entire amount of annual incentive plan bonus, both cash and executive deferred, awarded for fiscal 2012; and (ii) subtracting the amortization for prior years’ executive deferred bonus awards. As a result of these adjustments, the financial performance measure under the annual incentive plan takes into consideration the full amount of any executive deferred bonus in the fiscal year for which it is awarded, rather than amortizing that bonus over its vesting period.

     Under that performance measure and after the effect of the adjustments described above, exempt employees, including our executive officers, would earn bonuses as shown below:

	Adjusted Pre-Tax	% of Target
	Pre-Bonus Income	Bonus Earned
Threshold	$9,451,000	25%
Target	$13,733,000	100%
Maximum	$21,585,000	200%

Additional targets were also specified. If performance fell between two of the specified targets, the target bonus payment percentage would be prorated. No executive deferred bonus was to be awarded unless 95% of target bonus was earned. Non-exempt employees would earn 100% of target bonus if payout were made at any of the levels listed above.

     The bonus opportunity for fiscal 2012 as a percent of base salary for the named executive officers is shown below:

	Bonus Opportunity as a % of Base Salary
	Threshold				Target			Maximum
	Cash
	Only		Deferred
	(1)		(2)
	Cash	Cash	Defer	Total	Cash	Defer	Total	Cash	Defer	Total
	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus
Daniel S. Jaffee (3)	12.50%	47.50%	0.00%	47.50%	50.00%	0.00%	50.00%	100.00%	0.00%	100.00%
Daniel T. Smith	7.92%	30.09%	14.25%	44.34%	31.67%	15.00%	46.67%	63.34%	30.00%	93.34%
Thomas F. Cofsky (3)	10.00%	38.00%	0.00%	38.00%	40.00%	0.00%	40.00%	80.00%	0.00%	80.00%
Douglas A. Graham	7.92%	30.09%	11.40%	41.49%	31.67%	12.00%	43.67%	63.34%	24.00%	87.34%
Thierry R. Jean	8.75%	33.25%	0.00%	33.25%	35.00%	0.00%	35.00%	70.00%	0.00%	70.00%
Jeffrey M. Libert	7.50%	28.50%	13.46%	41.96%	30.00%	14.17%	44.17%	60.00%	28.34%	88.34%
Steven J. Adolph (4)	10.00%	38.00%	19.00%	57.00%	40.00%	20.00%	60.00%	80.00%	40.00%	120.00%

(1) The threshold for payment of a cash bonus was adjusted pre-tax, pre-bonus income corresponding to the achievement of 84% of our fiscal 2012 annual incentive plan. That achievement level would result in payment of 25% of target cash bonus. No executive deferred bonus would be awarded at that level of performance.

(2) The threshold for earning of an executive deferred bonus award was adjusted pre-tax, pre-bonus income corresponding to the achievement of 95% of our fiscal 2012 annual incentive plan. That achievement level would result in an award of 95% of target bonus for both cash and executive deferred bonuses.

(3) At the request of each of Messrs. Jaffee and Cofsky, neither was eligible for an executive deferred bonus award for fiscal 2012.

(4) Although under our fiscal 2012 annual incentive plan Mr. Adolph was eligible for payment of a cash bonus and earning of an executive deferred bonus, he does not satisfy the payment or accrual conditions for any award under our fiscal 2012 annual incentive plan since his employment ended during the fiscal year.

     Our fiscal 2012 corporate financial performance met the threshold for payment of a performance-based cash incentive award, but fell short of the target achievement level listed below. Our adjusted, pre-tax, pre-bonus income of $11,545,000 would have resulted in cash incentive bonuses being paid to eligible exempt employees, including our executive officers, at 25% of target bonus. However, as described above, for fiscal 2012, our CEO used the discretionary authority granted to him under our annual incentive plan to set the cash incentive bonus for eligible exempt employees (other than our CEO) at 100% of target bonus. Similarly, at its October 9, 2012 meeting, our Compensation Committee set the cash incentive bonus paid to our CEO at 100% of target bonus. In addition, our fiscal 2012 corporate financial performance did not meet the threshold level for earning executive deferred bonus awards. However, as described above, for fiscal 2012, our CEO used the discretionary authority granted to him under our annual incentive plan to set the executive deferred bonus award for our senior managers, including our executive officers, at 90% of target bonus.

     In addition to the discretionary authority of our CEO described above to adjust the performance measures, targets and payout ranges for our employees generally, our CEO may also exercise discretion in determining the incentive bonus to be paid under the annual incentive plan to any employee, including our executive officers (except himself), by:

  Increasing or decreasing any participant’s percent of corporate financial performance bonus earned by up to 25 percentage points, subject to limitations specified in the annual incentive plan. For example, if according to the corporate financial performance measure 75% of the corporate financial performance bonus has been earned, our CEO may adjust an individual participant’s percent of corporate financial performance bonus earned to as little as 50% or as much as 100%.

  Adjusting individual executive deferred bonus awards downward or upward, based on the participant’s individual performance and/or the performance of the participant’s department or division.

  Awarding a bonus under the annual incentive plan of up to 25% of target bonus (and up to 100% of target bonus for non-exempt employees) if the Company fails to achieve the minimum performance otherwise required for payment of an award, such discretion having been granted by our Compensation Committee for fiscal 2012.

     At its October 9, 2012 meeting, our Compensation Committee reviewed the annual incentive plan performance measure and targets suggested by our CEO for the fiscal year beginning August 1, 2012 (“fiscal 2013”). The performance measure continues to be corporate financial performance as measured by achievement of target pre-tax, pre-bonus income as specified in the fiscal 2013 annual incentive plan. Annual incentive plan target pre-tax, pre-bonus income for fiscal 2013 will be determined by adjusting pre-tax income as shown in our fiscal 2013 audited consolidated financial statements in the same manner as described above for fiscal 2012.

     Retirement Benefits: We seek to retain highly qualified executives, including our executive officers, and reward them for their service, by providing the following retirement benefit plans:

  Defined benefit pension plan;

  Supplemental executive retirement plan (“SERP”);

  Defined contribution retirement plan; and

  Executive deferred compensation plan.

Retirement benefits under these plans are funded by a combination of employer and employee contributions as described below, thus encouraging employees to take an active part in saving for their own retirement years.

  Defined benefit pension plan: All U.S.-based employees participate in our Company-funded defined benefit pension plan. For salaried employees, the pension plan provides for pension benefits based on credited years of service and certain cash compensation (principally, base salary and commissions) earned during the highest paid consecutive five years during the last 10 years of employment. Our hourly-paid manufacturing employees also participate, but with a different pension benefit formula.

  SERP: Our SERP provides benefits that would have been provided under our pension plan absent the Internal Revenue Code of 1986, as amended (the “Code”), limitations on benefits and on compensation for purposes of calculating benefits, offset by the actual pension benefits. Benefits under the SERP will be paid from our general assets. All employees whose pension plan benefits are limited by the Code will participate in the SERP. Currently, our CEO is the only participant.

  Defined contribution retirement plan: All U.S.-based employees are eligible to participate in our 401(k) retirement savings plan. Employees may contribute from 2% to 50% of eligible compensation on a tax-deferred basis, subject to Code limits. We make a matching contribution of $0.50 for each $1.00 of the first 4% of compensation that employees contribute. For employees that were hired prior to May 1, 2012, our matching contribution is immediately vested. For employees that were hired on or after May 1, 2012, the Company’s matching contribution vests in accordance with the following schedule:
Years	Vested Percentage of Company’s
of Service	Matching Contribution
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

If an employee is subject to the above vesting schedule and retires on or after such employee’s 65th birthday, the unvested portion, if any, of the Company’s matching contribution becomes vested.

  Executive deferred compensation plan: We provide an executive deferred copensation plan to assist executives and non-employee directors in saving for retirement or other financial needs. All executive officers are eligible to participate in this plan. Participating executives may defer up to 50% of base salary and 100% of annual incentive bonus into the plan. We make no contributions. Executives’ deferrals earn interest at a rate equal to our long-term cost of borrowing plus 1%.

     Retirement Benefits for the Named Executive Officers shown in the Tables:

  Summary Compensation Table: The actuarial change in pension and SERP benefits and earnings in excess of 120% of the applicable federal rate on deferred compensation plan balances are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. Our contribution to the 401(k) retirement savings plan is included in the “All Other Compensation” column of that table.

  Pension Benefits Table: The present value of the accumulated benefits under the pension plan and the SERP is shown in the “Present Value of Accumulated Benefits” column of the Pension Benefits Table.

  Nonqualified Deferred Compensation Table: Contributions by the named executive officers to our executive deferred compensation plan are shown in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table. Earnings on balances in that plan are included in the “Aggregate Earnings in Last Fiscal Year” column of that table.

     Other Benefits: We provide health and welfare benefits, including medical and dental coverage and life and long-term disability insurance, which are available to our executive officers on the same terms as they are available to other employees. These benefits help us attract and retain talented employees and provide assistance to current employees and their families.

     We provide limited perquisites to the named executive officers to assist them in carrying out their duties. These perquisites may include a car allowance and paid parking. The value of these benefits is included in the “All Other Compensation” column of the Summary Compensation Table.

     Employment and Severance Arrangements: We do not generally enter into written employment or prospective severance agreements with our executive officers, nor do we have a prospective severance plan that covers any of our executive officers. Currently our only provisions for benefits upon termination of employment or change in control are in existing compensation plans and apply to all participants in those plans. For example, our equity incentive plans contain provisions for immediate vesting of benefits upon change in control, retirement, disability or death. The Benefits Upon Termination or Change in Control Table contains additional information concerning benefits upon the termination of employment of the named executive officers.

     Long-Term Equity Incentives: We favor performance-based cash incentives under our annual incentive plan over the use of equity incentive compensation. We continue to recognize, however, that long-term equity incentive compensation can be important in attracting and retaining key employees and outside directors. Generally, we limit long-term equity incentive compensation awards to newly hired or promoted employees and to our CEO. Grants to our CEO have historically consisted of annual equity awards associated with his wish to be excluded from the executive deferred bonus portion of our annual incentive plan and periodic, multi-year equity awards intended to provide additional incentive.

     At its October 9, 2012 meeting, our Compensation Committee made one equity incentive award to our CEO, Daniel S. Jaffee, and one equity incentive award to our Vice President of Manufacturing, Thomas F. Cofsky. Mr. Jaffee received an award of 3,906 restricted shares of Class B Stock and Mr. Cofsky received an award of 2,344 restricted shares of Class B Stock, in each case, under the terms of our 2006 Long Term Incentive Plan. Each award fulfills the intention of the Compensation Committee stated at its October 5, 2011 meeting to grant Messrs. Jaffee and Cofsky an award equal to the executive deferred bonus award each would have received had he not chosen to be excluded from that portion of our annual incentive plan for fiscal 2012. The dollar value of each of the awards was calculated to equal the dollar amount of the executive deferred bonus award Messrs. Jaffee and Cofsky would have received under our annual incentive plan for fiscal 2012. Each such dollar value was then divided by the average closing sale price of the Company’s Common Stock for the 30 trading days preceding the date of the grant (approximately $23.04) to determine the number of restricted shares to be granted. All of such restricted shares of Class B Stock awarded to Messrs. Jaffee and Cofsky will “cliff” vest in full on July 31, 2015, provided that Messrs. Jaffee and Cofsky (as applicable) are employed by us on that date.

     At its October 9, 2012 meeting, our Compensation Committee also stated its current intention to grant to our CEO, Daniel S. Jaffee, and our Vice President of Manufacturing, Thomas F. Cofsky, at a meeting following the end of fiscal 2013, awards of restricted shares of Class B Stock under the terms of our 2006 Long Term Incentive Plan, if each executive would have received an executive deferred bonus award as a result of our corporate financial performance in fiscal 2013 had they each been participants in that portion of our annual incentive plan. (As was the case in fiscal years 2008 through 2012, Mr. Jaffee has requested that he not be eligible for an executive deferred bonus award in fiscal 2013. Mr. Cofsky has also made this request for fiscal 2013, as he did for fiscal years 2011 and 2012.) If corporate financial performance for fiscal 2013 meets the performance threshold for an award, an award may be granted for fiscal 2013 performance. If an award is granted, we anticipate that the number of restricted shares awarded would be determined by dividing the amount, if any, of an executive deferred bonus award each executive would have received under our annual incentive plan for fiscal 2013, had they each been participants in that portion of our annual incentive plan, by the average closing sale price of our Common Stock for the 30 trading days preceding the date of the grant (or other similar measure determined to be appropriate by our Compensation Committee).

     Equity Grant Practices: We have a formal equity grant policy, adopted by our Board of Directors in 2007 and amended in 2012, which provides that equity awards generally should be made by our Compensation Committee at a regularly scheduled meeting or by our CEO under limited authority granted to him. Our CEO may make grants of either stock options or restricted stock, but the total number of either stock options or shares of restricted stock that our CEO may grant is limited, and the maximum employee award is designated by the employee’s salary grade. Our CEO may generally make awards only four times each year, during the two-week period beginning the third business day following our quarterly earnings release. If the grant date is not an NYSE trading day, then the grant date will be the immediately preceding NYSE trading day.

     Prior to the adoption of our formal policy, in the case of grants made by our Compensation Committee, the grant date has either been the date our Compensation Committee met and approved grants or signed a unanimous written consent, or a future date specified in our Compensation Committee’s resolution, such as the date of hire of a new employee. In the case of grants made by our CEO, the grant date has been the date a formal grant authorization was signed by our CEO. The exercise price has always been the closing sale price of our Common Stock on the date of grant.

     Stock Ownership Guidelines: We do not have guidelines or requirements for stock ownership by our executive officers or our directors. See “Security Ownership of Management” below for information on beneficial ownership of our Common Stock and Class B Stock by our directors and executive officers.

Tax and Accounting Implications

     Limitation on Tax Deductibility: Section 162(m) of the Code limits to $1 million the tax deduction we may take for compensation paid to our CEO and the other named executive officers unless the compensation is “performance-based” and paid under a formal compensation plan that meets the Code’s requirements. Currently, awards made by our Compensation Committee do not qualify for the “performance-based” exception to the limitation on deductibility. Historically, Section 162(m) has not had a material effect on our compensation philosophy, tax planning or financial reporting. To maintain flexibility, however, we have no policy requiring that all compensation paid to the named executive officers be fully deductible.

     Nonqualified Deferred Compensation: We intend that all of our benefit plans comply with Section 409A of the Code. We amended and restated all of our benefit plans that include deferred compensation elements in compliance with Section 409A. We believe we have been operating in good faith with Section 409A since its January 1, 2005 effective date.

     Accounting for Stock-Based Compensation: We account for stock-based payments under our equity incentive plans in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

Report of the Compensation Committee of the Board of Directors

     The Compensation Committee reviewed and discussed with our management the foregoing Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Allan H. Selig, Chairman
Joseph C. Miller
Michael A. Nemeroff

Summary Compensation Table

     The following table summarizes the total compensation earned by the named executive officers for services provided to the Company during the years detailed below.

Change in
Pension Value
and
Nonqualified
Non-Equity	Deferred
Stock	Option	Incentive Plan	Compensation	All Other
Awards	Awards	Compensation	Earnings	Compensation
Name and Principal	Fiscal	Salary	Bonus	($)	($)	($)	($)	($)	Total
Position	Year	($)	($)	(1)	(1)	(2)	(3)	(4)	($)
Daniel S. Jaffee	2012	$500,000	--	$89,447	--	$250,000	$314,058	$76,933	$1,230,438
President and Chief	2011	$425,000	--	$2,727,500	--	$80,750	$83,793	$42,823	$3,359,866
Executive Officer	2010	$400,000	--	$107,638	--	$262,000	$94,672	$31,863	$896,173

Daniel T. Smith	2012	$181,667	--	--	--	$82,059	$45,844	$5,429	$314,999
Vice President, Chief	2011	$170,849	--	--	--	$19,477	$16,043	$8,980	$215,349
Financial Officer (5)

Thomas F. Cofsky	2012	$238,525	--	$96,258	--	$95,410	$131,425	$16,804	$578,422
Vice President of	2011	$221,942	--	--	--	$33,735	$47,215	$22,929	$325,821
Manufacturing	2010	$218,000	--	--	--	$159,925	$54,686	$25,906	$458,517

Douglas A. Graham (6)	2012	$190,000	--	--	--	$80,693	$13,238	$11,519	$295,450
Vice President,
General Counsel
And Secretary

Thierry R. Jean	2012	$66,667	$20,000	$109,000	--	$23,333	$3,155	$1,850	$224,005
Vice President, General
Manager, Consumer
Packaged Goods (7)

Jeffrey M. Libert	2012	$173,083	--	--	--	$73,998	$81,623	$11,584	$340,288
Vice President, Planning	2011	$174,300	--	--	--	$19,870	$23,339	$15,961	$233,470
and Analysis and	2010	$172,600	--	--	--	$94,965	$24,597	$17,001	$309,163
Treasurer; Former Chief
Financial Officer (5)

Steven J. Adolph	2012	$37,949	--	$98,050	(9)	--	--	$3,569	(10)	$104,527	$244,095
Former Vice President,
Business to Business
Products Group and
International Consumer
Products (8)

(1) The amounts reported reflect the grant date fair value of awards computed in accordance with ASC 718. For stock awards, the grant date fair value is the number of shares granted multiplied by the closing price of our Common Stock on the award date. For option awards, the grant date fair value is the number of shares granted multiplied by the Black Scholes value. The assumptions used in the Black Scholes calculation are disclosed in Note 8 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized. There were no new option awards to the named executive officers during fiscal 2012.

(2) The 2012 amounts reflect award of 100% of target cash bonuses and 90% of executive deferred bonuses under our annual incentive plan for fiscal 2012. Cash bonuses earned are paid following completion of the specified fiscal year. Executive deferred bonuses are awarded based on performance during the specified fiscal year and generally become payable according to a vesting schedule established by our Compensation Committee for each fiscal year’s award as described under “Compensation Discussion and Analysis – Annual and Deferred Incentive Compensation.” Executive deferred bonuses awarded for fiscal 2012 will vest on July 31, 2015.

(3) The amounts shown in this column for fiscal 2012 are described in the following table:

Change in Pension Value and Nonqualified Deferred Compensation Earnings Table

		Nonqualified
		Deferred
	Change in	Compensation
	Pension Value	Earnings
	($)	($)
Name	(A)	(B)(C)	Total
Daniel S. Jaffee	$298,639	$15,419	$314,058
Daniel T. Smith	$38,889	$6,955	$45,844
Thomas F. Cofsky	$118,615	$12,810	$131,425
Douglas A. Graham	$13,238	--	$13,238
Thierry R. Jean	$3,155	--	$3,155
Jeffrey M. Libert	$80,937	$686	$81,623
Steven J. Adolph	$3,569	--	$3,569

(A) The amounts shown include the increase in the actuarial present value of benefits under our pension plan during the fiscal year. For Daniel S. Jaffee, the amount shown also includes the increase in the actuarial present value of benefits under our SERP. Mr. Adolph left the Company during fiscal 2012. Because he did not meet certain service conditions set forth in our defined benefit pension plan, no payment thereunder was paid or is owed to Mr. Adolph.

(B) The amount shown for Daniel S. Jaffee represents earnings from our executive deferred compensation plan that exceed 120% of the applicable federal rate. The amounts shown for Messrs. Cofsky and Smith each represent earnings from our executive deferred compensation plan and earnings from the executive deferred bonus portion of our annual incentive plan that exceed 120% of the applicable federal rate. The amount shown for Mr. Libert represents earnings from the executive deferred bonus portion of our annual incentive plan that exceed 120% of the applicable federal rate.

(C) The amounts shown for Messrs. Graham, Jean and Adolph are zero because they did not elect to defer any compensation into our executive deferred compensation plan and did not have any earnings on prior year awards from the executive deferred bonus portion of our annual incentive plan.

(4) The amounts shown in this column for fiscal 2012 are described in the following table:

All Other Compensation Table

		Dividends
		on	Interest Earned	401(k) Plan
		Unvested	on Executive	Company	Post-
	Perquisites	Restricted	Deferred Bonus	Matching	Termination
	($)	Stock	($)	Contributions	Compensation		Total
Name	(A)	($)	(B)(C)	($)	($)		($)
Daniel S. Jaffee	$11,399	$59,346	--	$6,188	--		$76,933
Daniel T. Smith	$2,580	--	$954	$1,895	--		$5,429
Thomas F. Cofsky	$10,170	$255	$1,670	$4,709	--		$16,804
Douglas A. Graham	$6,000	$1,360	--	$4,159	--		$11,519
Thierry R. Jean	--	$850	--	$1,000	--		$1,850
Jeffrey M. Libert	$6,585	--	$992	$4,007	--		$11,584
Steven J. Adolph	$371	--	--	$1,205	$102,951	(D)	$104,527

(A) Perquisites for the named executive officers generally consist of auto allowances, paid parking, airline executive club memberships and periodical subscriptions. The amounts shown reflect the actual cost to us for providing these perquisites. The perquisites received by Daniel S. Jaffee consisted of the following that were paid by the Company: $6,300 auto allowance, $3,870 parking, $382 remote Internet access and related fees, $675 airline executive club membership and $172 periodical subscriptions. The perquisites received by Thomas F. Cofsky consisted of the following which were paid by the Company: $6,300 auto allowance and $3,870 parking.

(B) Executive deferred bonuses awarded under our annual incentive plan earn interest at a rate equal to our long-term cost of borrowing plus 1% as described above under “Compensation Discussion and Analysis – Annual and Deferred Incentive Compensation.” The amounts shown are the interest earned on all unvested executive deferred bonus awards that do not exceed 120% of the applicable federal rate, regardless of the fiscal year in which the awards were earned. For earnings that exceed 120% of the applicable federal rate, see the column titled “Nonqualified Deferred Compensation Earnings” in the table to footnote (3) of this Summary Compensation Table.

(C) The amounts shown for Messrs. Graham and Jean are zero because neither has been awarded executive deferred bonuses under our annual incentive plan in prior years. In addition, Mr. Adolph did not receive an executive deferred bonus since his employment ended during the fiscal year.

(D) Amounts shown represent unused vacation time and salary continuation.

(5) Our Board appointed Mr. Smith as CFO effective June 1, 2012. Mr. Smith has been an executive officer of the Company since fiscal 2011. In connection with Mr. Smith’s promotion to CFO, Mr. Libert accepted the position of Vice President, Planning and Analysis.

(6) Mr. Graham joined the Company on February 7, 2011. Upon joining the Company, Mr. Graham received an award of 2,000 restricted shares of Common Stock, all of which will “cliff” vest on February 7, 2014, provided that Mr. Graham is employed by the Company on that date.

(7) Mr. Jean joined the Company on April 2, 2012. Our Board appointed Mr. Jean as Vice President and General Manager, Consumer Packaged Goods, effective June 14, 2012. He also became an executive officer of the Company effective upon such appointment.

(8) The amounts shown represent compensation earned and paid during fiscal 2012, including any amounts paid following the end of Mr. Adolph’s employment on October 10, 2011.

(9) The amount shown reflects the grant date fair value of the 5,000 restricted shares of Common Stock awarded to Mr. Adolph on October 5, 2011, which was computed in accordance with ASC 718. All of such restricted shares would have vested on October 5, 2016, provided Mr. Adolph remained employed by us on that date. Because Mr. Adolph left the Company during fiscal 2012, all of such restricted shares of Common Stock were forfeited.

(10) Mr. Adolph left the Company during fiscal 2012. Because he did not meet certain service conditions set forth in our defined benefit pension plan, no payment thereunder was paid or is owed to Mr. Adolph.

Grants of Plan-Based Awards during Fiscal 2012

     The following table discloses certain information regarding grants of plan-based awards to the named executive officers during fiscal 2012.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Equity Plan Awards (2)
	Threshold		Target		Maximum
								All
								Other
								Stock	Grant
								Awards:	Date Fair
								Number	Value of
	Cash	Deferred	Cash	Deferred	Cash	Deferred		of	Stock
	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Grant	Shares	Award
Name	($)	($)	($)	($)	($)	($)	Date	of Stock	(3)
Daniel S. Jaffee	$62,500	--	$250,000	--	$500,000	--	--	--	--
Daniel T. Smith	$14,383	$25,888	$57,534	$27,250	$115,068	$54,500	--	--	--
Thomas F. Cofsky	$23,853	--	$95,410	--	$190,820	--	3/30/2012	2,000 (4)	$42,580
Douglas A. Graham	$15,043	$21,660	$60,173	$22,800	$120,346	$45,600	--	--	--
Thierry R. Jean	$5,833	--	$23,333	--	$46,667	--	4/2/2012	5,000 (5)	$109,000
Jeffrey M. Libert	$12,981	$23,300	$51,925	$24,526	$103,850	$49,052	--	--	--
Steven J. Adolph (6)	$3,795	$7,210	$15,179	$7,590	$30,359	$15,179	10/5/2011	5,000 (7)	$98,050

(1) The amounts represent the potential range of cash bonus awards and executive deferred bonus awards targeted for fiscal 2012 performance under our annual incentive plan. The actual amounts of cash and executive deferred bonuses awarded for fiscal 2012 are disclosed in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” For a discussion of the performance metrics applicable to these awards, see “Compensation Discussion and Analysis – Annual and Deferred Incentive Compensation – Operation of the Annual Incentive Plan” above.

(2) Granted by our Compensation Committee under our 2006 Long Term Incentive Plan as described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above.

(3) Amount represents the total fair value of restricted stock granted in fiscal 2012 under ASC 718.

(4) Restricted shares of Class B Stock awarded on March 30, 2012, will vest on March 30, 2014.

(5) Restricted shares of Common Stock awarded on April 2, 2012, will vest in 1,000 share increments on each of the five subsequent anniversaries of such date.

(6) Although under our fiscal 2012 annual incentive plan Mr. Adolph was eligible for payment of a cash bonus and earning of an executive deferred bonus, he did not satisfy the payment or accrual conditions for any award under our fiscal 2012 annual incentive plan since his employment ended during the fiscal year. The amounts listed reflect the amount Mr. Adolph was eligible to earn under our annual incentive plan given the salary level in effect at the end of his employment with the Company.

(7) Restricted shares of Common Stock awarded on October 5, 2011, all of which would have vested on October 5, 2016, provided Mr. Adolph remained employed by us on that date. Because Mr. Adolph left the Company during fiscal 2012, all of such restricted shares of Common Stock were forfeited.

Outstanding Equity Awards at Fiscal 2012 Year End

     The following table provides information on the unexercised stock options and unvested restricted stock held by the named executive officers as of July 31, 2012.

	Option Awards				Stock Awards
	Number of
	Securities	Number of
	Underlying	Securities			Number of	Market Value of
	Unexercised	Underlying			Shares or	Shares or Units
	Options	Unexercised	Option		Units of Stock	of Stock That
	(#)	Options	Exercise	Option	That Have	Have Not Vested
	Exercisable	(#)	Price	Expiration	Not Vested	($)
Name	(1)	Unexercisable	($)	Date	(#)	(2)
Daniel S. Jaffee	5,000	--	$9.432	9/23/2013	4,933 (3)	$108,181
					100,000 (4)	$2,193,000

Daniel T. Smith	--	--	--	--	--	--

Thomas F. Cofsky	6,250	--	$9.432	9/23/2013	2,000 (5)	$43,860

Douglas A. Graham	--	--	--	--	2,000 (6)	$43,860

Thierry R. Jean	--	--	--	--	5,000 (7)	$109,650

Jeffrey M. Libert	6,000	--	$9.112	6/10/2013	--	--

Steven J. Adolph	--	--	--	--	--	--

(1) The stock options and restricted stock held by Messrs. Jaffee and Cofsky are for shares of Class B Stock. The stock options held by Mr. Libert are for shares of Common Stock. All stock options listed have a 10-year term and were fully vested as of July 31, 2012.

(2) Market value for our Class B Stock and Common Stock has been calculated using the closing sale price of our Common Stock on July 31, 2012, the last trading day of fiscal 2012, which was $21.93.

(3) Restricted shares of Class B Stock awarded on October 6, 2010, will vest on July 31, 2013.

(4) Restricted shares of Class B Stock awarded on October 6, 2010, of which 25,000 shares vested on October 6, 2012, and an additional 25,000 shares will vest on each of the three subsequent anniversaries of that date.

(5) Restricted shares of Class B Stock awarded on March 30, 2012, will vest on March 30, 2014.

(6) Restricted shares of Common Stock awarded on February 7, 2011, will vest on February 7, 2014.

(7) Restricted shares of Common Stock awarded on April 2, 2012, will vest in 1,000 share increments on each of the five subsequent anniversaries of such date.

Option Exercises and Stock Vested for Fiscal 2012

     The following table provides information for the named executive officers on:

  the number of shares of the Company’s stock acquired and the value received from stock option exercises during fiscal 2012; and

  the number of restricted shares of the Company’s stock that vested and the value received upon vesting during fiscal 2012.

The shares acquired and vested by Mr. Jaffee were shares of Class B Stock. The shares acquired by Mr. Libert were shares of Common Stock.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
	Exercise	($)	Vesting	($)
Name	(#)	(1)	(#)	(1)
Daniel S. Jaffee	10,625	$127,019	30,182	$609,891
Daniel T. Smith	--	--	--	--
Thomas F. Cofsky	--	--	--	--
Douglas A. Graham	--	--	--	--
Thierry R. Jean	--	--	--	--
Jeffrey M. Libert	6,500	$74,200	--	--
Steven J. Adolph	--	--	--	--

(1) The Value Realized on Exercise represents the difference between the market price of our Common Stock on the date of exercise and the grant price, multiplied by the number of shares acquired. The Value Realized on Vesting represents the market price of our Common Stock on the date of vesting multiplied by the number of shares vested.

Pension Benefits for Fiscal 2012

     Defined benefit pension plan: All U.S.-based employees participate in our non-contributory, tax-qualified, defined benefit pension plan once they reach age 21 and complete one year of service. For salaried employees, including the named executive officers, the pension plan provides for pensions based on credited years of service (capped at 30 years) and Final Average Compensation.

     The normal form of benefit is a life annuity with five years certain, payable at normal retirement age. The standard form of payment for a participant who is married is a 50% joint and survivor annuity. Other forms of benefit are available. Each form of benefit has approximately the same relative value. The formula for computation of the normal form of benefit is:

	0.55%	of Final Average Compensation
+	0.55%	of Final Average Compensation that exceeds
		Social Security Covered Compensation
	Multiplied by years of credited service

     Final Average Compensation is the monthly average of the participant’s compensation paid during the highest paid consecutive five years during the last 10 years of employment. Compensation for pension plan purposes consists of certain cash compensation, principally base salary and commissions. Social Security Covered Compensation is the average of the taxable wage bases in effect for each calendar year in the 35-year period ending with the year the participant attains Social Security retirement age.

     A participant’s right to an accrued benefit becomes non-forfeitable after five years of vesting service. Normal retirement age under the plan is age 65, or the date a participant completes five years of vesting service, if later. Salaried participants who have 10 years of service can receive actuarially reduced early retirement benefits as early as age 55. The present value of the accumulated benefit is the same regardless of whether a participant begins to receive benefits at age 65 or at an earlier age. We do not subsidize early retirement benefits.

     If a married participant with a non-forfeitable benefit dies prior to commencement of benefit payments, the participant’s spouse will be entitled to a survivor annuity equal to the amount the spouse would have been entitled to receive under a 50% joint and survivor annuity.

     SERP: Our SERP provides benefits that would have been provided under our pension plan absent Code limitations on benefits and on compensation for purposes of calculating benefits, offset by the actual pension benefits. All employees whose pension plan benefits are limited by those Code limitations may participate in the SERP. Currently, Daniel S. Jaffee, our CEO, is the only participant. Benefits provided under the SERP are paid in five equal annual installments beginning six months after the participant’s separation from service; however, if upon termination of employment the present value of the participant’s accumulated benefits does not exceed $50,000, payment will be made in a lump sum, as soon as administratively feasible after the first day of the calendar month that follows six months of separation from service.

     The following table shows the present value of the accumulated benefits under the pension plan and under the SERP for each of the named executive officers. No payments were made to any named executive officer under the pension plan or the SERP during fiscal 2012.

		Number of Years
		of Credited	Present Value of
		Service	Accumulated Benefits
		(#)	($)
Name	Plan Name	(1)	(2)
Daniel S. Jaffee	Pension Plan	24.75	$365,175
	SERP	24.75	$345,989
Daniel T. Smith	Pension Plan	11.79	$107,989
Thomas F. Cofsky	Pension Plan	25.33	$333,179
Douglas A. Graham	Pension Plan	1.48	$16,838
Thierry R. Jean	Pension Plan	0.33	$3,155
Jeffrey M. Libert	Pension Plan	22.65	$195,797
Steven J. Adolph (3)	Pension Plan	0.50	$5,982

(1) Credited service is actual years of employment with the Company.

(2) The assumed retirement age used to calculate the actuarial present value for each named executive officer’s accumulated benefits is age 65, the age at which each named executive officer would be eligible to receive unreduced benefits. The other assumptions used are the same as those used to prepare the pension disclosures in Note 9 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended July 31, 2012.

(3) Mr. Adolph left the Company during fiscal 2012. Because he did not meet certain service conditions set forth in our defined benefit pension plan, no payment thereunder was paid or is owed to Mr. Adolph.

Nonqualified Deferred Compensation for Fiscal 2012

     We provide an executive deferred compensation plan in which all executive officers and other senior managers are eligible to participate. Participating executives may defer up to 50% of base salary and 100% of annual cash incentive bonus into the plan. The Company makes no contributions. Executives’ deferrals earn interest at a rate equal to our long-term cost of borrowing plus 1%. Participants are entitled to receive a distribution from their account balances at the earlier of the end of their elected deferral period or upon death or termination of employment prior to age 55. Accounts are distributed in a single lump sum, or in certain circumstances, annual installments over a period of up to 15 years as elected by the participant. In the event of an unforeseen emergency, a participant may apply to the administrative committee of the plan for payment of an amount from the participant’s account balance sufficient to satisfy the emergency need. The plan will terminate upon a change in control of the Company. Immediately prior to such a change in control, or as soon as possible following a change in control, each participant will be paid his account balance. Our executive deferred compensation plan is unfunded and subject to the claims of our creditors.

     The following table shows contributions, earnings and balances in our executive deferred compensation plan for the named executive officers during fiscal 2012.

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings in		Aggregate
	in Last Fiscal	in Last Fiscal	Last Fiscal	Aggregate	Balance at
	Year	Year	Year	Withdrawals/	Last Fiscal
	($)	($)	($)	Distributions	Year End
Name	(1)	(2)	(3)	($)	($)
Daniel S. Jaffee	--	--	$37,601	--	$683,961
Daniel T. Smith	$148,368	--	$15,400	--	$390,403
Thomas F. Cofsky	$56,833	--	$28,431	$34,260	$540,728
Douglas A. Graham	$9,026	--	--	--	$9,026
Thierry R. Jean	--	--	--	--	--
Jeffrey M. Libert	--	--	--	--	--
Steven J. Adolph	--	--	--	--	--

(1) The amounts in this column are voluntary deductions from salary and cash incentive awards by the named executive officers.

(2) We make no contribution to the executive deferred compensation plan.

(3) We credit the accounts under the terms of the plan with an interest rate that is equal to our long-term cost of borrowing plus 1%. The amounts shown include the following amounts exceeding 120% of the applicable federal rate and reported as compensation to the following named executive officers in the Summary Compensation Table: Mr. Jaffee $15,419, Mr. Smith $6,296 and Mr. Cofsky $11,655.

Equity Compensation Plans

     The following table provides information about our equity compensation plans and stock that may be issued upon the exercise of options and rights that have been or may be granted to employees or members of our Board of Directors under those plans as of July 31, 2012.

				Number of Shares
				of Stock
				Remaining
				Available for
			Weighted	Future Issuance
			Average	Under Equity
			Exercise	Compensation
			Price of	Plans (excluding
	Number of Shares of Stock to be Issued		Outstanding	those listed in the
Plan Category	Upon Exercise of Outstanding Options		Options	first column)
Equity Compensation Plans	27,813	Class B Stock	$9.29
Approved by our Stockholders (1)	106,383	Common Stock	$12.43
	134,196	(2)	$11.78	622,885 (3)
Equity Compensation Plans Not
Approved by our Stockholders (4)	12,500	Common Stock	$13.07	--
Total	146,696	Common and Class B Stock	$11.89	622,885

(1) These plans are our 1995 Long-Term Incentive Plan and 2006 Long Term Incentive Plan.

(2) Under these plans, awards made to members of the Jaffee family are for shares of Class B Stock. Awards made to other employees or non-employee directors are for shares of Common Stock.

(3) Prior to issuance of awards under these plans, it is not possible to determine whether awards will be for shares of Common Stock or shares of Class B Stock. Awards made to members of the Jaffee family will be for shares of Class B Stock. Awards made to other employees or non-employee directors will be for shares of Common Stock.

(4) This plan is our Outside Director Stock Plan that was adopted by our Board of Directors in 1998. The Outside Director Stock Plan provides for grants of stock options to non-employee directors at an option price per share of 100% of the fair market value of Common Stock on the date of grant. Stock options have been granted to our directors for a 10-year term with a one-year vesting period. All stock issued under the plan is issued from shares held in our treasury.

Benefits upon Termination or Change in Control

     The following summaries and table set forth potential payments to the named executive officers upon termination of their employment or a change in control of the Company. None of the named executive officers meet the qualifications for normal or early retirement benefits, so those termination scenarios are not shown.

     We do not have a prospective severance plan that covers any of the named executive officers and generally have no employment or prospective severance agreements with the named executive officers.

     Our only other provisions for benefits upon termination of employment or change in control are in existing compensation plans and apply to all participants in those plans.

  Our annual incentive plan provides for immediate vesting and payment, as allowed by law, of a participant’s executive deferred bonus award account upon the participant’s death, disability, retirement with age plus years of service equal to 80 years, or change in control of the Company.

  Our equity incentive plans (the 1995 Long-Term Incentive Plan and the 2006 Long Term Incentive Plan) and the agreements issued under those plans provide for immediate vesting of restricted stock and immediate vesting and exercisability of stock options upon a participant’s death, disability or a change in control of the Company. Upon retirement with age plus years of service equal to 80 years, all stock options become immediately vested and exercisable. Upon any of these termination events, the participant, or his beneficiary in the case of the participant’s death, may exercise any outstanding stock options for a period of three years or until their expiration dates, whichever occurs first.

     The table below does not include amounts payable to the named executive officers under plans that are generally available on the same basis to all of our salaried employees, such as payments under the pension plan, the 401(k) plan, the life insurance plan, the disability insurance plan and payment of prorated annual incentive compensation. For information regarding pension plan benefits see “Pension Benefits for Fiscal 2012” above.

     The table also does not include balances under our executive deferred compensation plan. Those balances and the circumstances under which the named executive officers may receive distributions from that plan are disclosed in the Nonqualified Deferred Compensation Table and the introduction to that table.

     Unless otherwise noted, the amounts shown assume that each named executive officer’s employment terminated on July 31, 2012, the last day of our most recently completed fiscal year, and when applicable, the closing sale price of our Common Stock on July 31, 2012, the last trading day of fiscal 2012, which was $21.93.

	Annual Incentive
	Plan Deferred	2006 Long Term
	Account	Incentive Plan
	($)	($)	Total
Name	(1)	(2)	($)
Daniel S. Jaffee
Change in Control, Death, Disability	--	$2,301,181	$2,301,181

Daniel T. Smith
Change in Control, Death, Disability	$29,347	--	$29,347

Thomas F. Cofsky
Change in Control, Death, Disability	$51,387	$43,860	$95,247

Douglas A. Graham
Change in Control, Death, Disability	--	$43,860	$43,860

Thierry R. Jean
Change in Control, Death, Disability	--	$109,650	$109,650

Jeffrey M. Libert
Change in Control, Death, Disability	$30,514	--	$30,514

Steven J. Adolph (3)
Change in Control, Death, Disability	--	--	--

(1) The amounts shown reflect each named executive officer’s balance in his executive deferred bonus account of our annual incentive plan. As explained above, under our annual incentive plan unvested executive deferred bonus awards become immediately vested upon the events listed.

(2) The amounts shown represent, as of July 31, 2012: (a) the market price of any unvested shares of restricted stock; and/or (b) the excess of the market price of the shares of stock underlying unvested stock options over the option exercise price. As explained above, previously unvested shares of restricted stock and stock options become immediately vested upon the events listed.

(3) Mr. Adolph did not have a prospective severance plan in place before his employment ended on October 10, 2011. In connection with the termination of his employment, we agreed to pay certain post-termination compensation to Mr. Adolph. That amount is included in the “All Other Compensation” column of the Summary Compensation Table.

STOCK OWNERSHIP

Principal Stockholders

     The following table sets forth information as of October 16, 2012, except as noted below, regarding beneficial ownership of our Common Stock and Class B Stock by each person or group known to us to hold more than five percent of either class. See “Security Ownership of Management” below for information on beneficial ownership of our Common Stock and Class B Stock by our directors and executive officers.

		Amount and Nature of Beneficial Ownership (1)
					Percentage
					of
					Aggregate
					Voting
				Percentage	Power of
				of	Common
		Number of Shares of		Outstanding	Stock and
		Common Stock and		Stock of	Class B
Name and Address of Beneficial Owner	Title of Class	Class B Stock		Class	Stock
Richard M. Jaffee (2)(3)	Common Stock	--		--	--
410 N. Michigan Avenue	Class B Stock	409,558	(4)(5)(6)	19.91%	16.09%
Chicago, IL 60611

Daniel S. Jaffee (2)	Common Stock	--		--	--
410 N. Michigan Avenue	Class B Stock	281,661	(7)(6)	13.69%	11.07%
Chicago, IL 60611

Jaffee Investment Partnership, L.P. (3)	Common Stock	--		--	--
410 N. Michigan Avenue	Class B Stock	1,250,000	(5)	60.75%	49.12%
Chicago, IL 60611

Dimensional Fund Advisors LP	Common Stock	359,016	(8)	7.36%	1.41%
Palisades West, Building One	Class B Stock	--		--	--
6300 Bee Cave Road
Austin, TX 78746

GAMCO Asset Management Inc. et al.	Common Stock	875,729	(9)	17.95%	3.44%
One Corporate Center	Class B Stock	--		--	--
Rye, NY 10580

Intrepid Capital Management, Inc.	Common Stock	380,312	(10)	7.79%	1.49%
1400 Marsh Landing Pkwy, Suite 106	Class B Stock	--		--	--
Jacksonville Beach, FL 32250

Renaissance Technologies LLC	Common Stock	296,425	(11)	6.08%	1.16%
800 Third Avenue	Class B Stock	--		--	--
New York, NY 10022

T. Rowe Price Associates, Inc.	Common Stock	644,730	(12)	13.21%	2.53%
100 East Pratt Street	Class B Stock	--		--	--
Baltimore, MD 21202

Harvey Partners, LLC	Common Stock	337,500	(13)	6.92%	1.33%
610 Fifth Avenue, Suite 311	Class B Stock	--		--	--
New York, NY 10020

(1) Beneficial ownership is determined according to SEC rules and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of a security as well as any shares that such person has the right to acquire within 60 days of October 16, 2012, including through the exercise of options or other rights or the conversion of another security. Unless otherwise indicated, all beneficial ownership in this table indicates sole voting and investment power. The applicable percentage ownership for each person listed below is based upon 4,879,226 shares of Common Stock and 2,057,468 shares of Class B Stock outstanding as of the close of business on October 16, 2012. Shares of Common Stock and Class B Stock subject to options, warrants or other rights that are exercisable or convertible within 60 days after October 16, 2012, are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options, warrants or other rights but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

(2) Daniel S. Jaffee is Richard M. Jaffee’s son.

(3) By virtue of their direct and indirect ownership of shares of our stock, Richard M. Jaffee and Jaffee Investment Partnership, L.P. may be deemed to be control persons of the Company under federal securities laws.

(4) Consists of 290,895 shares held in a revocable trust of which Richard M. Jaffee is the grantor and, during his lifetime, the trustee and sole beneficiary, and 118,538 shares held in a revocable trust of which his spouse is the grantor and, during her lifetime, the trustee and sole beneficiary, and 125 shares held in joint tenancy with his spouse.

(5) Jaffee Investment Partnership, L.P. is managed by its general partners, generally acting by a majority vote. Two of the general partners, Richard M. Jaffee and his spouse Shirley H. Jaffee, each have eight votes. Each of the remaining four general partners, Daniel S. Jaffee, Karen Jaffee Cofsky, Susan Jaffee and Nancy E. Jaffee, all children of Richard M. and Shirley H. Jaffee, have one vote. Richard M. Jaffee, as the managing general partner, might be deemed to have, but disclaims, beneficial ownership of the partnership’s shares, which are not reflected in his share ownership shown in this table.

(6) Does not include shares beneficially owned by Jaffee Investment Partnership, L.P.

(7) Consists of 270,909 shares of Class B Stock directly owned by Daniel S. Jaffee (84,939 of which are restricted shares), 2 shares of Class B Stock owned by his spouse, 5,625 shares of Class B Stock he owns as trustee for his children, 125 shares of Class B Stock held in joint tenancy with his spouse and 5,000 shares of Class B Stock that he has the right to acquire within 60 days of October 16, 2012, pursuant to stock options. Of the 84,939 restricted shares of Class B Stock: (a) 25,000 shares become non-forfeitable on October 6, 2013, and an additional 25,000 shares become non-forfeitable on each of the two subsequent anniversaries of that date; (b) 4,933 shares become non-forfeitable on July 31, 2013; and (c) 5,006 shares become non-forfeitable on July 31, 2015.

(8) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on February 13, 2012. Based on such Schedule 13G/A, Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as adviser or sub-adviser to certain Funds. Although such Schedule 13G/A identifies Dimensional as having sole voting and sole dispositive power over 359,016 shares of Common Stock, it notes that in its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possesses investment and/or voting power over the shares of Common Stock owned by the Funds, and may be deemed to be the beneficial owner of those shares under applicable SEC rules; however, all of these shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

(9) Information is as provided by the reporting persons in a Schedule 13D/A filed with the SEC on June 11, 2012. Such Schedule 13D/A filed by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), GGCP, Inc., GAMCO Investors, Inc. (“GBL”) and Mario J. Gabelli reports: (a) 165,500 shares of Common Stock beneficially owned by Gabelli Funds; (b) 583,839 shares of Common Stock beneficially owned by GAMCO; and (c) 126,390 shares of Common Stock beneficially owned by Teton Advisors. The Schedule 13D/A reports that each such entity has sole voting and sole dispositive power over the shares reported as beneficially owned by it, except that: (i) Gabelli Funds has sole dispositive and voting power with respect to the shares held by such funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company; (ii) GAMCO does not have the authority to vote 1,500 of the reported shares; (iii) in certain circumstances, proxy voting committees of each fund may have voting power over the reported shares; and (iv) the power of Mario J. Gabelli, GBL and GGCP, Inc. is indirect with respect to securities beneficially owned directly by other reporting persons.

(10) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on January 27, 2012. Such Schedule 13G/A filed by Intrepid Capital Management (“Intrepid”), a registered investment adviser, reports that Intrepid has sole voting and dispositive power over 380,312 shares of Common Stock. Although such 13G/A identifies Intrepid as having sole voting and dispositive power over 380,312 shares as an investment adviser, the securities reported are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of Intrepid.

(11) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on February 13, 2012. Such Schedule 13G/A filed by Renaissance Technologies LLC., an investment adviser (“RTC”), and James H. Simons, controlling person of RTC, reports that RTC and Mr. Simons have sole voting power over 293,625 shares of Common Stock, sole dispositive power over 295,183 shares of Common Stock and shared dispositive power over 1,242 shares of Common Stock.

(12) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on February 9, 2012. Such Schedule 13G/A filed by T. Rowe Price Associates, Inc., a registered investment adviser (“Price Associates”), and T. Rowe Price Small-Cap Value Fund reports that Price Associates held sole voting power over 4,730 shares of Common Stock and sole dispositive power over 644,730 shares of Common Stock, and T. Rowe Price Small-Cap Value Fund held sole voting power over 640,000 shares of Common Stock. Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(13) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on July 3, 2012. Based on such Schedule 13G/A, Harvey Partners, LLC (“Harvey Partners”) is the investment manager of the following entities, which hold the following number of shares of Common Stock: (a) Harvey SMidCap Fund, LP, which holds 77,423 shares of Common Stock; (b) Harvey SMidCap Offshore Fund, Ltd., which holds 138,510 shares of Common Stock; and (c) Harvey QP, LP, which holds 121,567 shares of Common Stock. As the investment manager of such entities, Harvey Partners possesses the sole power to vote and the sole power to direct the disposition of the aggregate 337,500 shares of Common Stock held by such entities. James A. Schwartz and Jeffrey C. Moskowitz are the managing members of Harvey Partners and share voting and investment power with respect to all securities beneficially owned by Harvey Partners.

Security Ownership of Management

     The following table shows the number of shares of Common Stock and Class B Stock beneficially owned as of October 16, 2012 by our directors, by the named executive officers and by our directors and named executive officers as a group.

			Percentage of
			Outstanding	Number of
	Number of Shares of		Common	Shares of Class B
Name of Beneficial Owner (1)	Common Stock		Stock	(2)
Richard M. Jaffee (3)	--	(4)			(4)
Daniel S. Jaffee	--	(4)			(4)
Thomas F. Cofsky (3)	586	(5)	*	70,197	(6)
J. Steven Cole	30,074	(7)	*	--
Arnold W. Donald	9,400	(8)	*	--
Joseph C. Miller	19,034	(9)	*	--
Michael A. Nemeroff	20,401	(10)	*	--
Allan H. Selig	10,000		*	--
Paul E. Suckow	18,500	(10)	*	--
Daniel T. Smith	1,515		*	--
Douglas A. Graham	2,000	(11)	*	--
Thierry R. Jean	5,000	(12)		--
Jeffrey M. Libert	16,010	(13)	*	--
Steven J. Adolph	--	(14)	*	--	(14)
All Directors and Named	132,520	(15)	2.72%	761,416	(16)
Executive Officers as a Group

* Does not exceed 1%

(1) Beneficial ownership is determined according to SEC rules and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of a security as well as any shares that such person has the right to acquire within 60 days of October 16, 2012, including through the exercise of options or other rights or the conversion of another security. Unless otherwise indicated, the individuals listed in this table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge. The applicable percentage ownership for each person listed is based upon 4,879,226 shares of Common Stock and 2,057,468 shares of Class B Stock outstanding as of the close of business on October 16, 2012. Shares of Common Stock and Class B Stock subject to options, warrants or other rights that are exercisable or convertible within 60 days after October 16, 2012, are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options, warrants or other rights, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

(2) Except for Richard M. Jaffee, Daniel S. Jaffee and Thomas F. Cofsky, none of our directors or executive officers, including the named executive officers, own any shares of Class B Stock.

(3) Thomas F. Cofsky is Richard M. Jaffee’s son-in-law.

(4) For information regarding the shares beneficially owned by Richard M. Jaffee and Daniel S. Jaffee, see the table under “Principal Stockholders” above and the notes thereto.

(5) Consists of 512 shares of Common Stock owned by Mr. Cofsky and 74 shares of Common Stock owned by his spouse.

(6) Consists of (a) 4,344 restricted shares of Class B Stock directly owned by Mr. Cofsky, 2,000 of which will “cliff” vest in full on March 30, 2014, and 2,344 of which will “cliff” vest in full on July 31, 2015, (b) 33,289 shares of Class B Stock owned by his spouse, (c) 9,375 shares of Class B Stock his spouse owns as trustee for their children, (d) 376 shares of Class B Stock held in joint tenancy with his spouse, and (e) 6,250 and 16,563 shares of Class B Stock that Mr. Cofsky and his spouse, respectively, have the right to acquire within 60 days of October 16, 2012, pursuant to stock options.

(7) Includes 1,208 shares of Common Stock owned by Mr. Cole’s spouse and 6,250 shares of Common Stock that Mr. Cole has the right to acquire within 60 days of October 16, 2012, pursuant to stock options.

(8) Includes 6,250 shares of Common Stock that Mr. Donald has the right to acquire within 60 days of October 16, 2012, pursuant to stock options.

(9) Includes 16,525 shares of Common Stock held by Mr. Miller as trustee for the benefit of his spouse.

(10) Includes 12,500 shares of Common Stock that this director has the right to acquire within 60 days of October 16, 2012, pursuant to stock options.

(11) Restricted shares of Common Stock awarded on February 7, 2011, will vest on February 7, 2014.

(12) Restricted shares of Common Stock awarded on April 2, 2012, will vest in 1,000 share increments on each of the five subsequent anniversaries of such date.

(13) Includes 6,000 shares of Common Stock that Mr. Libert has the right to acquire within 60 days of October 16, 2012, pursuant to stock options.

(14) As of October 16, 2012, Mr. Adolph reported that he owns no shares of the Company’s stock.

(15) Includes 43,500 shares of Common Stock constituting all such shares that our directors and named executive officers have the right to acquire within 60 days of October 16, 2012, pursuant to stock options (including the shares of Common Stock that may be acquired as described in the notes above). Also includes 7,000 restricted shares of Common Stock: (a) 2,000 of which become non-forfeitable on February 7, 2014; and (b) 1,000 of which become non-forfeitable on April 2, 2013, and an additional 1,000 of which become non-forfeitable on each of the four subsequent anniversaries of that date. The number of shares of Common Stock owned beneficially by our directors and named executive officers as a group represents approximately 2.72% of the number of outstanding shares of Common Stock and approximately 0.52% of the aggregate voting power of the Common Stock and Class B Stock.

(16) Includes 27,813 shares of Class B Stock constituting all such shares that our directors and named executive officers have the right to acquire within 60 days of October 16, 2012, pursuant to stock options (including the shares of Class B Stock that may be acquired as described in the notes above and in the notes to the table under “Principal Stockholders” above). Also includes 89,283 restricted shares of Class B Stock: (a) 25,000 of which become non-forfeitable on October 6, 2013, and an additional 25,000 of which become non-forfeitable on each of the two subsequent anniversaries of that date; (b) 4,933 of which become non-forfeitable on July 31, 2013; (c) 2,000 of which become non-forfeitable on March 30, 2014; and (d) 7,350 of which become non-forfeitable on July 31, 2015. Does not include shares beneficially owned by Jaffee Investment Partnership, L.P. For information regarding the shares held by the partnership, see the table under “Principal Stockholders” above and the notes thereto. The number of shares of Class B Stock owned beneficially by our directors and named executive officers as a group represents approximately 37.01% of the number of outstanding shares of Class B Stock and approximately 29.91% of the aggregate voting power of the Common Stock and Class B Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under SEC rules, our directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock or Class B Stock are required to file reports of their ownership and changes in that ownership with the SEC. Based solely on our review of copies of these reports and representations of the reporting persons, we believe that during the fiscal year ended July 31, 2012, all reportable transactions were reported and all required reports were timely filed with the SEC, except for (i) two transactions of Thomas F. Cofsky that were not reported on a timely basis on a Form 4 as a result of an administrative error, but which were subsequently reported on a Form 5, and (ii) one transaction of J. Steven Cole that was not reported on a timely basis on a Form 4 as a result of an administrative error, but which was subsequently reported on a Form 5.

ATTN: INVESTOR RELATIONS
OIL-DRI CORPORATION OF AMERICA
410 N. MICHIGAN AVE #400
CHICAGO, IL 60611-4213

VOTE BY INTERNET - www.proxyvote.com
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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If you vote your proxy through the Internet or by telephone, you do NOT need to mail back your card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M50514-P30935	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OIL-DRI CORPORATION OF AMERICA	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Annual Meeting Proxy Card
The Board of Directors recommends that you vote FOR each of the listed nominees:	☐	☐	☐

A	Election of Directors

1.	Nominees:
	01)	J. Steven Cole	05)	Joseph C. Miller
	02)	Arnold W. Donald	06)	Michael A. Nemeroff
	03)	Daniel S. Jaffee	07)	Allan H. Selig
	04)	Richard M. Jaffee	08)	Paul E. Suckow

The Board of Directors recommends that you vote FOR proposal 2:

B	Issues	For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for the fiscal year ending July 31, 2013.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

C	Authorized Signatures - Sign Below - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 11, 2012: The Company's 2012 Proxy Statement and its 2012 Annual Report on Form 10-K are available at: http://www.oildri.com/investors/.

M50515-P30935

Proxy - OIL-DRI CORPORATION OF AMERICA

410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213

This Proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard M. Jaffee, Daniel S. Jaffee and Douglas A. Graham as Proxies, each with the full power to appoint his substitute (the action of one, if only one be present and acting, to be in any event controlling), and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock and Class B Stock of Oil-Dri Corporation of America held of record by the undersigned at the close of business on October 16, 2012, at the Annual Meeting of Stockholders to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on December 11, 2012, at 9:30 a.m., local time, and any adjournments thereof, upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated November 7, 2012, the receipt of which is hereby acknowledged. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any of the nominees named herein becomes unavailable to serve, and to vote on any other matters which may properly come before the Annual Meeting and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as independent auditor. This Proxy will be voted with discretionary authority to the Proxies appointed hereby on all other matters that may properly come before the Annual Meeting and any adjournments thereof.

Please mark, sign, date and mail the proxy card promptly using the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)